As submitted to the Securities and Exchange Commission on June 29, 2021

PART II –OFFERING CIRCULAR

Preliminary Offering Circular dated June 29, 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

VictoryBase Corporation

a Delaware corporation

Up to $75,000,000 in Class A Common Stock

PO Box 617

Roanoke, TX 76262

469-694-2707

www.VictoryBase.com

This Offering Circular relates to a public offering (the “Offering”) of securities to be issued by VictoryBase Corporation, a Delaware corporation (the “Company”). We are offering up to 7,500,000 shares of our Class A common stock, par value $0.001 (“Class A Common Stock”), at an offering price of $10.00 per share (the “Shares”) on a continuous basis. Except as the context requires otherwise, as used in this Offering Circular, the terms “we,” “us,” or “our” refer to the Company, and where applicable, our direct and indirect subsidiaries.

This Offering will be available to any investor meeting the qualifications described in this Offering Circular.

These securities are speculative securities. Investment in our stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this Offering if the aggregate annual purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

 -i-

This Offering Circular follows the Offering Circular disclosure format.

The date of this Offering Circular is June 29, 2021

See “The Offering” section on page 1 and “Securities Being Offered” on page 49 for further details.

The Company is the only party selling Shares in this Offering. None of the securities offered are being sold by our present security holders.

This Offering will commence within two calendar days of qualification of this Offering by the Securities and Exchange Commission and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F).

The Shares in this Offering will be offered principally by us, affiliates of ours, and employees of ours or of our affiliates, in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. We do not intend to use commissioned sales agents or underwriters, except that investors in certain states may be required by state blue sky laws regulating the registration and/or licensure of broker-dealers to purchase the Shares through accommodating brokers. For example, we may engage an accommodating broker in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas, Washington, or New York prior to making any sales in such states. Alternatively, the Company or our officers may register as a non-FINRA licensed broker-dealer in one or more of those states if permitted under applicable blue sky laws. For sales in states in which we engage an accommodating broker, we will pay commissions to such brokers on such sales, in consideration for their assistance in helping facilitate such sales. However, we expect any such commission payments to be incidental, compared to the price per share and the total maximum price of the Shares being offered to investors.

Because these securities are being offered on a “best efforts” basis, the following disclosures are hereby made:

	Price to Public (1)	Commissions (2)	Proceeds to	Proceeds to
			Company (3)	Other Persons (4)
Per Share:	$10.00	N/A	$10.00	N/A
Total Minimum:	N/A	N/A	N/A	N/A
Total Maximum:	$75,000,000.00	N/A	$75,000,000.00	N/A

(1)	The price per Share shown was arbitrarily determined by our Board of Directors. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

(2)	The Company will pay no commissions to underwriters for the sale of securities under this Offering, except that we may pay relatively small commission to accommodating brokers in certain states to the extent we are required to sell through a registered and/or licensed broker-dealer by such states’ blue sky laws. See “PLAN OF DISTRIBUTION.”

(3)	Does not reflect payment of expenses of this Offering, which are estimated to not exceed $5,000,000 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of blue sky compliance, and actual out-of-pocket expenses incurred by the Company selling the Shares. This amount represents the proceeds of this Offering to the Company, which will be used as set out in “USE OF PROCEEDS TO ISSUER.”

(4)	There are no finder’s fees or other fees being paid to third parties from the proceeds, except that we may pay relatively small commission to accommodating brokers in certain states to the extent we are required to sell through a registered and/or licensed broker-dealer by such states’ blue sky laws. See “PLAN OF DISTRIBUTION.”

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. This Offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) two years from the date of qualification by the Securities and Exchange Commission, unless sooner terminated or extended by us.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

 -ii-

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Form 1-A, Offering Circular, and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-A, Offering Circular, and any documents incorporated by reference are forward-looking statements. Forward-looking statements give our current reasonable expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form 1-A, Offering Circular, and any documents incorporated by reference herein or therein are based on reasonable assumptions we have made in light of our industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-A, Offering Circular, and any documents incorporated by reference, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

  The speculative nature of the business we intend to develop;
  Our reliance on suppliers, customers and investors;
  Our dependence upon external sources for the financing of our operations;
  Our ability to effectively execute our business plan;
  Our ability to manage our expansion, growth and operating expenses;
  Our ability to finance our businesses;
  Our ability to promote our businesses;
  Our ability to compete and succeed in highly competitive and evolving businesses;
  Our ability to respond and adapt to changes in technology and customer behavior; and
  Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Any forward-looking statement made by us in this Form 1-A, Offering Circular or any documents incorporated by reference herein speaks only as of the date of this Form 1-A, Offering Circular or any documents incorporated by reference herein. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

 -iii-

 STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this Offering will be exempt from state law “blue sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our Shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D, and (ii) all other investors so long as their investment in our Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

  an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or
  earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings, and automobiles.

 -iv-

About This Form 1-A and Offering Circular

In making an investment decision, you should rely only on the information contained in this Form 1-A and Offering Circular. We have not authorized anyone to provide you with information different from that contained in this Form 1-A and Offering Circular. We are offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A and Offering Circular is accurate only as of the date of this Form 1-A and Offering Circular, regardless of the time of delivery of this Form 1-A and Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. We will provide the opportunity to ask questions of and receive answers from our management concerning terms and conditions of this Offering, the Company, or any other relevant matters and any additional reasonable information to any prospective investor prior to the consummation of the sale of the Shares. This Form 1-A and Offering Circular do not purport to contain all of the information that may be required to evaluate this Offering and any recipient hereof should conduct its own independent analysis. The statements of ours contained in this Offering Circular are based on information we believe to be reliable. No warranty can be made as to the accuracy of any forward-looking estimates we may have made or that circumstances have not changed since the date of this Form 1-A and Offering Circular. We do not expect to update or otherwise revise this Form 1-A, Offering Circular or other materials supplied herewith. The delivery of this Form 1-A and Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Form 1-A and Offering Circular. This Form 1-A and Offering Circular are submitted in connection with this Offering described herein and may not be reproduced or used for any other purpose.

 -v-

 -vi-

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular. For full Offering details, please (1) thoroughly review this Form 1-A filed with the Securities and Exchange Commission, (2) thoroughly review this Offering Circular, and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A and Offering Circular.

Type of Stock Offering:	Class A Common Stock
Price Per Share:	$10.00
Minimum Investment:	N/A
Maximum Offering Amount:	$75,000,000.00. We will not accept investments greater than the Maximum Offering Amount.
Maximum Shares Offered:	7,500,000 Shares of our Class A Common Stock
Use of Proceeds:	We will use the proceeds of this Offering to (i) pay fees under sub-control agreements with VictoryBase Holdings, LLC, a Texas limited liability company (“Holdings”), our subsidiary, (ii) purchase Class B Units of Holdings, and (iii) for general working capital. Holdings will use the proceeds of the sub-control agreements to pay fees under the Master Control and Contribution Agreement described in section entitled “Our Business.” See also the description in section entitled “USE OF PROCEEDS TO ISSUER.”
Voting Rights:	The Shares have full voting rights; however, shares of our Class B Common Stock have super-voting rights as described in “SECURITIES BEING OFFERED.”
Length of Offering:	Shares will be offered on a continuous basis until either (1) the maximum number of Shares or sold; (2) two years from the date of qualification by the Commission, or (3) we in our sole discretion withdraw this Offering.

The Offering

Class A Common Stock Outstanding (1)	25,000 Shares
Class A Common Stock in this Offering	7,500,000 Shares
Stock to be outstanding after this Offering (2)	7,525,000 Shares

(1)	We have authorized 10,000,000 shares of our Class A Common Stock and 1,000,000 shares of Class B Common Stock. We had issued 1,000,000 shares of our Class A Common Stock to VBRE, but VBRE subsequently surrendered 975,000 shares of Class A Common Stock back to the Company. As of the date of this Offering Circular, the Company has 25,000 shares of Class A Common Stock outstanding and held by VictoryBase RE, LLC ("VBRE"). We have issued 1,000,000 shares of Class B Common Stock to VBRE. Each share of Class B Common Stock is entitled to 1,000,000 votes, giving VBRE voting control of the Company. As of the date of this Offering Circular, Thomas Paquin is the trustee of The Tom Paquin Irrevocable Trust, the sole owner of VBRE. No Class B Common Stock is being sold in this Offering. Shares of our Class B Common Stock have no economic rights. In addition, VBRE, as the holder of Class A membership interests ("Class A Units") of Holdings, has the right to exchange such Class A Units for shares of the Company's Class A common stock such that immediately after the exchange, the indirect percentage ownership interest in Holdings represented by such newly issued Class A shares will equal the same percentage ownership as the Class A Units of Holdings as the forfeited Class A Units represented in Holdings immediately prior to the exchange. See "SECURITIES BEING OFFERED."

(2)	The total number of Shares of our Class A Common Stock assumes that the maximum number of Shares are sold in this Offering.

We may not be able to sell the Maximum Offering Amount. We will conduct one or more closings on a rolling basis as funds are received from investors.

The net proceeds of this Offering will be the gross proceeds of the Shares sold minus the expenses of this Offering.

Restrictions on Resale

We are not currently listed on any stock exchange nor are we quoted on any quotation service, and our ability to list our stock or have our stock quoted for trading in the future is uncertain. Investors should not assume that the Shares will be listed or quoted. A public trading market for the Shares may never develop. We have no current plans to list or obtain quotation of the Shares. Accordingly, the investor must be willing to hold the Shares for an indefinite period of time. In order to sell the Shares, the investor will need to independently locate a buyer, and any such sales must comply with any applicable state blue sky laws and regulations which often restrict the offer or sale of shares. There may also be an opportunity to participate in our share redemption program described below.

Share Redemption Program

We provide a share redemption program for stockholders who wish to sell their Shares. We intend to allow the redemption of Shares on a semiannual basis, with effective dates of redemption on March 31 and September 30 of each year. We cannot guarantee that the Company will redeem your Shares. If the Company accepts any Shares for redemption, such Shares will be redeemed at the redemption price per share determined by our Board of Directors as of such date. Stockholders may offer Shares for redemption by contacting our transfer agent, at any time during the applicable semi-annual period, but not later than 30 days prior to the end of such semi-annual period. Stockholders may withdraw their submissions for redemption at any time prior to 15 days prior to the end of the applicable semi-annual period.

Investors should be aware, however, that we will invest in residential real estate, and real estate is a less liquid asset class than public equity and fixed income securities. Potential investors should adopt a long-term investment mentality to realize the full benefits of compounding interest and capital appreciation. To minimize short-term “flipping” of Company shares in a way that might be disruptive to orderly investment activities and that might adversely affect other stockholders with different investment time horizons, Shares are (except in the limited circumstances described below) subject to a minimum holding period of six months before they are eligible for redemption. As of June 29, 2021, we have not redeemed any Shares under our share redemption agreement.

In order to encourage our investors to take a long term investment time horizon approach, our stock redemption program currently establishes a redemption price equal to a discount to the amount we determine as the Company’s net asset value (“NAV”) per share. Shares held for six months or less will generally not be eligible for redemption under the share redemption program. Shares held more than six months will generally be eligible for redemption under the share redemption program at a discount to the Company’s NAV per share, as follows:

Holding Period	Redemption Price as a Percent of NAV per Share
More than 6 months, but less than 1 year	80.0%
At least a year, but less than 2 years	90.0%
At least 2 years, but less than 3 years	95.0%
At least 3 years	100.0%

The share redemption program permits earlier redemptions at NAV per share in certain extraordinary circumstances outlined in the share redemption program.

Notwithstanding the foregoing, the redemption price can never exceed a per share amount equal to the then current public offering price for the shares during the period of any on-going public offering.

The current NAV per share will be available on the Company’s website or mobile application. In addition, promptly after calculation, the updated NAV per share of the Company will be published in a Current Report on Form 1-U filed with the SEC for so long as the offering thereunder remains open.

The NAV per share will be determined by (or based upon a valuation method established by) the Company. We plan to value our illiquid assets at their cost for approximately the first six months following their acquisition by the Company. After the first six months from acquisition, we plan to value such assets using information believed by us to be accurate and appropriate. There is no industry standard valuation method, making it possible for other analysts to arrive at different valuations. Our NAV per share will not be audited and may not reflect our fair market value if we were to list our common stock on a national exchange or other public trading platform. Our asset valuations and NAV per share calculations are subject to good faith assumptions and estimates determined by our management. As a result, our asset valuations and NAV per share may not accurately reflect the price we would achieve by liquidating our entire portfolio.

Our Board of Directors reserves the right to decline any request for Share redemption at any time in its sole discretion, or to amend, suspend or terminate our share redemption program at any time upon no less than 30 days’ prior written notice. We reserve the right to allow stockholders, on a one-time basis per stockholder, to terminate a share redemption without regard to the six month minimum holding period described above. Our share redemption program also provides that in the event of the death or qualifying disability of a stockholder, upon provision of documentation to our transfer agent as they may require, we may redeem Shares prior to the end of the six month holding period. We may deny the redemption of Shares if such redemption would materially impair our capital or operations as determined by our Board of Directors.

We understand the importance of accessing your capital and will attempt to honor any and all redemption requests consistent with the limitations described herein and in the share redemption agreement. The limitations below have been developed in consideration of a number of factors, including that real estate is an illiquid asset and that stockholders could be adversely affected by excess redemption requests of other stockholders. Investors with short-term horizons or who may need to sell an asset to raise money quickly should consider purchasing investments with greater liquidity.

All Share redemptions will be subject to availability of capital and may come from various sources including, but not limited to, cash proceeds generated from securities offerings, operating cash flow not intended for dividends, and/or borrowings and capital transactions, such as asset sales or refinancing proceeds.

In addition, the amount of cash available for redemptions may be limited due to payment of cash dividends on our shares, as described below. Our Board of Directors will have flexibility to determine the allocation of available cash available as between the payment of dividends and redemption of our Shares. The risks associated with our share redemption program are discussed in the “Risk Factors” section of this Offering Circular.

The share redemption plan will be terminated and the Company will not accept Shares for redemption if we are approved for a listing of our Class A Common Stock on a national securities exchange or if a secondary market for our shares is established. Additionally, our Board of Directors may, in its sole and absolute discretion, terminate, amend or suspend the share redemption program if it determines that it is in the best interest of the Company.

Certain Definitions

As used in this Offering Circular, we will use the following terms which have the meanings set forth below.

  Base Agreement is an agreement between one of our customers and the Company that allows the customer to reside in a VictoryBase Property.
  Base Payment is a monthly payment made by our customers to occupy VictoryBase Properties under the terms of a Base Agreement.
  Control Agreement is a master control and contribution agreement among Holdings, VBRE and a VB Subsidiary pursuant to which such VB Subsidiary grants Holdings the right to control and occupy a VictoryBase Property, and VBRE agrees to contribute its ownership of such VB Subsidiary to Holdings in exchange for membership interests of Holdings. A form of Control Agreement is attached as an exhibit to this Offering Circular.
  EquityBase Program is a marketing term we give to our program that allows a person to elect to both reside in VictoryBase Properties and invest in shares of our stock. Regardless of whether a VictoryBase Property resident elects to enter into a subscription agreement or an investor elects to enter into a Base Agreement, in neither case would there be any change to the rights, privileges, or responsibilities of the customer under the Base Agreement or the rights, privileges, or responsibilities of the investor under the subscription agreement.
  Holdings is VictoryBase Holdings, LLC, a Texas limited liability company, a subsidiary of the Company.
  VictoryBase Property is a residential real property, such as single-family homes, townhomes, multi-family units or other residential real property within our network available for potential occupancy by one of our customers.

RISK FACTORS

The purchase of Shares of our Class A Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by us constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those risks associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on our business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You should consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. We have attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may differ from our current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risks relating to the Company and our Business

We have limited operating history.

We have a limited operating history and have suffered losses and our proposed plan of business may not be realized in the manner contemplated, and, if it cannot be, stockholders may lose all or a substantial part of their investment. We may not generate significant operating revenues and our operations may not be profitable.

We are dependent upon our management, key personnel and consultants to execute our business plan.

Our success is heavily dependent upon the continued active participation of our current executive officers as well as other key personnel and consultants. Loss of the services of one or more of these individuals could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the residential real estate industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

Although dependent upon key personnel, we do not have any key man life insurance policies on any such persons.

We are dependent upon management in order to conduct our operations and execute our business plan; however, we have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of these key personnel, management or founders die or become disabled, we will not receive any compensation that would assist with such person’s absence. The loss of such person could negatively affect us and our operations.

We are not subject to Sarbanes-Oxley regulations, and we lack financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and we are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. We may have significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We have engaged and intend to continue to engage in transactions with related persons.

We will routinely be engaged in transactions and contractual relationships with related parties. For example, each time VBRE contributes a new asset or a new entity to Holdings and/or one of its subsidiaries, the fair market value of such contribution will be determined by us and not by arms-length negotiation. Likewise, when the Company contributes cash to Holdings, the value of Holding’s existing assets, and therefore the number of Class B membership interests (“Class B Units”) of Holdings to be issued to the Company in exchange for such contribution will be based upon fair market value determined by us rather than by arms-length negotiation. Please see the section of this Offering Circular entitled “Interest of Management and Others in Certain Related-Party Transactions and Agreements.”

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

Our bank accounts will not be fully insured.

Our regular bank accounts each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in one or more of our accounts may exceed those limits at times. In the event that any of our banks should fail, we may not be able to recover all amounts deposited in these bank accounts.

Our business plan is speculative.

Our present business and planned business are speculative and subject to numerous risks and uncertainties. We may not generate significant revenues or profits.

We will likely incur debt.

We have incurred debt and expect to incur future debt in order to fund operations. Complying with obligations under such indebtedness may have a material adverse effect on us and on your investment.

Our expenses could increase without a corresponding increase in revenues.

Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our consolidated financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

We will be reliant on key suppliers.

We intend to enter into agreements with key suppliers and will be reliant on positive and continuing relationships with such suppliers. Termination of those agreements, variations in their terms, or the failure of a key supplier to comply with its obligations under these agreements (including if a key supplier were to become insolvent), could have a material adverse effect on our consolidated financial results and on your investment.

Increased costs could affect us.

An increase in the cost of raw materials or energy could affect our profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials used by us. We may also be adversely affected by shortages of raw materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. We may not be able to increase our prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

We may not be able to maintain and enhance our product image.

It is important that we maintain and enhance the image of our existing and new products. The image and reputation of our products may be impacted for various reasons including litigation or complaints from customers, investors or regulatory bodies resulting from quality failure. Such concerns, even when unsubstantiated, could be harmful to our image and the reputation of our products. From time to time, we may receive complaints from customers regarding products or services purchased from us. We may receive correspondence from customers requesting reimbursement. Dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to lawsuits from customers alleging injury because of a purported defect in VictoryBase Properties, claiming substantial damages and demanding payments from us. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert our management’s attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, or financial condition. Any negative publicity generated as a result of customer or investor complaints about our products could damage our reputation and diminish the value of our brand, which could have a material adverse effect on our business, results of operations, and financial condition, as well as your investment. Deterioration in our brand equity (brand image, reputation and product quality) may have a material adverse effect on our consolidated financial results as well as your investment.

If we are unable to protect our intellectual property effectively, we may not be able to operate our business, which would impair our ability to compete.

Our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. As we currently do not have any registered intellectual property with the USPTO, the names and/or logos of our brands (whether owned by us or licensed to us) may be challenged by holders of trademarks who file opposition notices, or otherwise contest trademark applications by us for our brands. Similarly, domains owned and used by us may be challenged by others who contest the ability of us to use the domain name or URL. Such challenges could have a material adverse effect on our consolidated financial results as well as your investment.

Computer, website or information system breakdown could affect our business.

Our business operations plan to rely heavily on technology and electronic communications. We plan to conduct a substantial portion of our business through our website or mobile app. Computer, website, mobile app, or information system breakdowns as well as cyber security attacks could impair our ability to service customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on our consolidated financial results as well as your investment. Furthermore, we do not currently have insurance protections against cyber attack or system breakdowns or malfunctions.

Changes in the economy could have a detrimental impact on us.

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on our revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on our consolidated financial results and on your investment.

The amount of capital we are attempting to raise in this Offering is not enough to sustain our current business plan.

In order to achieve our near and long-term goals, we will need to procure funds in addition to the amount raised in this Offering. We may not be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause you to lose all or a portion of your investment.

Additional financing may be necessary for the implementation of our growth strategy.

We may require additional debt and/or equity financing to pursue our growth and business strategies. These include, but are not limited to, enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, additional financing may not be available, or, if available, may not be available upon terms acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing stockholders and may reduce the price of our Shares.

Our employees, executive officers, directors and insider stockholders beneficially own or control a substantial portion of our outstanding shares.

Thomas Paquin, our founder, sole director, and an officer, serves as the trustee of The Tom Paquin Irrevocable Trust, which owns and controls VBRE, which controls all of our Class B Common Stock, which controls the Company. Control of the Company by one person will limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of the Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of the Company that might otherwise result in an investor receiving a premium over the market price for his Shares. Because Mr. Paquin indirectly controls the Company, he will have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire our Shares, you will have no effective voice in the management of the Company. Such concentrated control of the Company may adversely affect the price of the Shares. Our principal stockholder may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their Shares in the event that we merge with a third party or enter into different transactions, which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for our Shares.

Our operating plan relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

Whether actual operating results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including, but not limited to:

  whether we can obtain sufficient capital to sustain and grow our business;
  our ability to manage our growth;
  whether we can manage relationships with key vendors and advertisers;
  demand for our products and services;
  the timing and costs of new and existing marketing and promotional efforts;
  competition;
  our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

  our ability to adequately insure our assets and protect against liabilities;

  the overall strength and stability of domestic and international economies; and
  consumer spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, consolidated results of operations and consolidated financial condition.

To date, we have had operating losses, and we may not be initially profitable for at least the foreseeable future, and we cannot predict when we might become profitable.

We have been operating at a loss since our inception. We may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we expect to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to expand our product and service offerings, our markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our consolidated financial condition and consolidated results of operations could be materially and adversely affected.

We rely upon trade secret protection to protect our intellectual property. It may be difficult and costly to protect our proprietary rights and we may not be able to ensure their protection.

We currently rely on trade secrets. While we use reasonable efforts to protect these trade secrets, our employees, consultants, contractors or advisors may, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. If we are unable to defend our trade secrets from others use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. Therefore, we may not be able to protect our proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using our trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

Our business model is evolving.

Our business model is unproven and is likely to continue to evolve. Accordingly, our current business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as our market continues to evolve.

We need to increase brand awareness.

Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of our brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it would have a material adverse effect on our consolidated results of operations.

We face competition in our markets from a number of large and small companies, some of which have greater financial, research and development, production and other resources than us.

In many cases, our competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. Our ability to compete depends, in part, upon a number of factors outside our control, including the ability of our competitors to develop alternatives that are superior. If we fail to successfully compete in our markets, or if we incur significant expenses in order to compete, it would have a material adverse effect on our consolidated results of operations.

A data security breach could expose us to liability and protracted and costly litigation and could adversely affect our reputation and operating revenues.

To the extent that our activities involve the storage and transmission of confidential information, we and/or third-party processors will receive, transmit and store confidential customer and investor and other information. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and investor and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to our or these third parties’ systems or databases could result in the theft, publication, deletion or modification of confidential customer and investor and other information. A data security breach of the systems on which sensitive account information is stored could lead to fraudulent activity involving our products and services, reputational damage, and claims or regulatory actions against us. If we are sued in connection with any data security breach, we could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, we might be forced to pay damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on our operating revenues and profitability. We would also likely have to pay fines, penalties and/or other assessments imposed as a result of any data security breach.

We depend on third-party providers for a reliable internet infrastructure and the failure of these third parties, or the internet in general, for any reason would significantly impair our ability to conduct our business.

We will outsource some or all of our online presence and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities require uninterrupted access to the internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, our business would be significantly damaged. As has occurred with many businesses that rely upon the internet, we may be subject to “denial-of-service” attacks in which unknown individuals bombard our computer servers with requests for data, thereby degrading the servers’ performance. We may not be successful in quickly identifying and neutralizing these attacks. If a third-party facility failed, or our ability to access the internet was interfered with because of the failure of internet equipment in general or if we become subject to malicious attacks of computer intruders, our business and operating results will be materially adversely affected.

Our employees may engage in misconduct or improper activities.

We, like any business, are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with laws or regulations, provide accurate information to regulators, comply with applicable standards, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve improper or illegal activities which could result in regulatory sanctions and serious harm to our reputation.

Our directors enjoy limitations on their liability.

We may provide for the indemnification of our directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability our directors and our stockholders for monetary damages for breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ours pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The number of active-duty US military personnel may decrease in size or the location of US military bases may change.

Our business model is highly dependent upon US military servicepersons as a significant portion of our investor and customer base. Significant changes in deployment patterns or the size and scope of the US military personnel or the size or location of US military bases could have material adverse effect on our business and the results of our operations.

The market may not embrace our business concept.

Our business concept is somewhat novel, and our potential customers may not be aware of our business concept. Even after becoming aware of our business offerings, our potential customers may not embrace our business concept and may choosing instead to rent or purchase homes rather than do business with us.

Due to the unpredictability of deployment orders, our client base may terminate their Base Agreements early in certain circumstances, which could negatively affect our revenue.

A significant portion of our client base will be active duty and Reserve/National Guard service members. Those service members frequently move or receive orders to active duty that require them to deploy outside the United States. If either of these things occurs, the service member may terminate his or her Base Agreement early without penalty under certain circumstances as set forth in the Servicemembers Civil Relief Act and under the terms of the applicable Base Agreement. A significant number of early terminations of Base Agreements could have a material adverse effect on our business and results of our operations.

COVID-19 may have unpredictable effects on the global economy and our business.

The global pandemic caused by the spread of COVID-19 may have a substantial impact on the global economy, the residential real estate market, and our business in ways that are difficult to predict or react to. Although we believe our business model is well positioned to weather the storm of the pandemic and the economic devastation that we expect will be left in the pandemic’s wake, we may not be able to adapt our business model to effectively compete in these uncertain times.

COVID-19 or other global, national, or reginal pandemics may cause a change in business operations.

A pandemic and any other internal or external condition can cause face-to-face meeting to be cancelled, operations to change in various and unpredictable ways, operations to reduced or even ceased, additional cost could be incurred to sanitize or provide other use other methods to mediate risks, both physical and other, have an negative impact on our ability to hire or retain employees, provide alternate solutions to customers if we are unable to perform any portion of our agreements, or other unknown and unpredictable negative impacts on the business.

Environmentally hazardous conditions may adversely affect our financial condition, cash flows and operating results.

Under various federal, state and local laws, as well as local ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous substances at, on, under or in such property, as well as certain other potential costs relating to hazardous or toxic substances. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, we may be required by law to investigate and clean up hazardous substances released at or from the properties we currently own or operate or have in the past owned or operated. We may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may adversely affect our ability to sell or lease real estate, or to make properties available for residents, or to borrow using the real estate as collateral. Persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility owned or operated by another person. In addition, certain environmental laws impose liability for the management and disposal of asbestos-containing materials and for the release of such materials into the air. These laws may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials. In connection with the ownership, operation, management, and development of real properties, we may be considered an owner or operator of such properties and, therefore, are potentially liable for removal or remediation costs, and may be liable for governmental fines and injuries to persons and property. When we arrange for the treatment or disposal of hazardous substances at landfills or other facilities owned by other persons, we may be liable for the removal or remediation costs at such facilities. We are not aware of any environmental liabilities relating to our investment properties that would have a material adverse effect on our business, assets, or results of operations. However, environmental liabilities may arise in the future and such liabilities may have a material adverse effect on our business, assets or results of operation.

Losses in excess of our insurance coverage or uninsured losses could adversely affect our cash flow, including without limitation as a result of hurricanes, earthquakes, hail, tornados, and other natural disasters.

We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering business operations, employees and assets. However, we may be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated profits and cash flow from the properties and, in the case of debt that carries recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Although we believe that our insurance programs are adequate, we may incur losses in excess of its insurance coverage, or we may not be able to obtain insurance in the future at acceptable levels and reasonable cost.

The market value of our VictoryBase Properties could decline, thereby reducing the value of the Company and the Shares.

The value of residential real property in our portfolio of VictoryBase Properties may fluctuate. Market and economic conditions in the markets in which we operate may impact occupancy or rental rates. Occupancy and rental rates, in turn, may impact the amount of Base Payments we are able to obtain from residents, and thus our revenues, and if our communities do not generate cash flow sufficient to meet our operating expenses, including debt service and capital expenditures, current cash flow and ability to pay or refinance our debt obligations could be adversely affected. We are exposed to the risks of downturns in the local economy or other local real estate market conditions that could adversely affect occupancy rates, rental rates, Base Payment rates, and property values in these markets. Other factors that may affect the value of our assets include:

  the national and local economic climate, which may be adversely affected by, among other factors, plant closings, and industry slowdowns;
  local real estate market conditions such as the oversupply of residential real property in an area;
  the number of repossessed homes in a particular market;
  the rental market which may limit the extent to which Base Payment rates may be increased to meet increased expenses without decreasing occupancy rates;
  the safety, convenience and attractiveness of our properties and the neighborhoods where they are located;
  zoning or other regulatory restrictions;
  competition from other available housing communities and alternative forms of housing;
  our ability to provide adequate management, maintenance and insurance;
  increased operating costs, including insurance premiums, real estate taxes and utilities; and
  the enactment of rent control laws or laws taxing the owners of residential homes.

The quality of our VictoryBase Properties may not be adequate, and there will be only limited guarantees from the builder of our VictoryBase Properties.

We will seek to acquire or construct VictoryBase Properties that have satisfactory levels of quality to satisfy consumer demands and to provide for reasonable maintenance expenses. We will seek to obtain warranties from our builders, and we will seek to use only reputable builders for our homes. However, we may not be successful in selecting only reputable builders and all builders’ warranties are limited to varying degrees. VictoryBase Properties that we acquire or construct may turn out to lack the quality that we expect. Lack of quality in any one property could result in a decline in confidence in our brand which would negatively impact the value or perceived value of our VictoryBase Properties nationwide. Thus, if any of our VictoryBase Properties ends up inferior quality, it could have a negative impact on our business and our results of operations.

Increased interest rates may have a negative impact on cash flows of the Company and limit our ability to continue operations without seeking addition financing.

Interest rate increases can have a negative impact on all aspects of the business. An increase in interest rates can increase interest payments on any indebtedness that we incur. The increase can create increased cash flow requirements, which we may not be able to support. Increase interest rates could also decreases the affordability of our home in the event we attempt to resell them or use the homes as collateral. If we elect to use financial hedging instruments, such as interest rate swaps, we may suffer losses on and increase or decrease in interest rates, depending on our short or long position.

Risks relating to this Offering and investment

We may undertake additional equity or debt financing that may dilute the Shares in this Offering.

We may undertake further equity or debt financing, which may be dilutive to existing stockholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing stockholders, including you, and also reducing the value of Shares subscribed for under this Offering.

An investment in our Shares could result in a loss of your entire investment.

An investment in the Shares offered in this Offering involves a high degree of risk, and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

The Shares are offered on a “best efforts” basis, and we may not raise the maximum amount being offered.

Since we are offering the Shares on a “best efforts” basis, we may not sell enough Shares to meet our capital needs. If you purchase Shares in this Offering, we may not raise enough money to satisfy the full “Use of Proceeds To Issuer” which we have outlined in this Offering Circular or to meet our working capital needs.

We have not paid dividends in the past and do not expect to pay dividends in the future, so any return on your investment may be limited to the value of the Shares.

We have never paid cash dividends on shares of our stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on the Shares will depend on earnings, financial condition and other business and economic factors affecting it at such time that management may consider relevant. If we do not pay dividends, the Shares may be less valuable because a return on your investment will only occur if our stock price appreciates.

We may not be able to obtain additional financing.

Even if we are successful in selling the maximum number of Shares in this Offering, we may require additional funds to continue and grow our business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy which could seriously harm our business, financial condition and results of operations. If we need additional funds, we may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to our current stockholders, and to you if you invest in this Offering.

The offering price has been arbitrary determined, and we may in the future elect to change the price of the Shares for this Offering or the purchase price for shares of our Class A Common Stock in future offerings arbitrarily.

We have arbitrarily established the offering price of the Shares based upon our present and anticipated financing needs, and the offering price of the Shares bears no relationship to our present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria. The offering price of the Shares may not be indicative of the value of the Shares or the Company, now or in the future. From time to time in the future, we may arbitrarily adjust the purchase price for the Shares in this Offering and/or the purchase price for shares of our Class A Common Stock in future offerings. Any such future offering price of the Shares may not bear any relationship to our then present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria

Our management has broad discretion in application of proceeds of this Offering.

Our management has broad discretion to adjust the application and allocation of the net proceeds of this Offering in order to address changed circumstances and opportunities. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds hereof.

We may not be able to pay distributions to our stockholders, and we may terminate our share redemption program.

While we may choose to pay distributions at some point in the future to our stockholders, cash flow and profits may not allow such distributions to ever be made. In addition, the amount of cash available for distributions may be limited due to redemptions of our shares. Our board of directors will have flexibility to determine the allocation of available cash available as between the payment of distributions and redemption of our shares. We may elect to terminate our share redemption program.

There is no public trading market for our Shares.

At present, shares of our Class A Common Stock are not listed or quoted any exchange or quotation service. There is no consistent and active trading market for our securities and a consistent trading market may not develop. Although we hope to have the Shares listed for trading in the future or have the Shares quoted for trading on an electronic quotation service, such listing or quotation may never occur.

You may not be legally permitted to sell the Shares.

Any resale of the Shares must comply with any applicable federal securities laws and state blue sky laws. You may not be able to resell the Shares in one or more states under their applicable state blue sky laws, unless the resale of the shares is registered or you are able to qualify for an applicable exemption from registration requirements under such state blue sky laws. We have no current plans to register the Shares for resale with any state securities regulator. Moreover, our share redemption program includes numerous restrictions that may limit your ability to sell your Shares to us. Our Board of Directors may reject any request for redemption of Shares at any time in their sole discretion. Our Board of Directors may suspend (in whole or in part), amend (in whole or in part), or terminate our share redemption program at any time. Therefore, it may be difficult for you to sell your Shares promptly or at all. If you are able to sell your Shares, you may have to sell them at a discount to the price you paid for the Shares. It is likely that your Shares would not be accepted as the primary collateral for a loan. You should purchase the Shares only as a long-term investment because of the illiquid nature of the Shares.

You may not be able to sell your Shares under our share redemption program.

We do not expect that a secondary market for resale of our Class A Common Stock will develop, but we have adopted a share redemption program for stockholders who wish to sell their shares. Our ability to redeem Shares depends upon the levels of our cash reserves, availability under any line of credit that we might have, the pace of new Share sales, and our ability to sell properties and other investments. If we must sell properties or other investments in order to honor redemption requests, the redemption of Shares offered for redemption could be delayed until we have sold sufficient properties or investments to honor such requests. We expect that the property sale process, if required to honor redemption requests, could take several months, and we cannot be sure how long it might take to raise sufficient capital from property sales and other sources to honor all such requests. We intend to honor such redemption requests in the order they are received. We may not redeem Shares if such redemption would materially impair our capital or operations as determined by our Board of Directors. Our Board of Directors may suspend (in part or in whole), amend (in part or in whole) or terminate our share redemption program at any time.

Sales of a substantial number of shares of our type of stock may cause the price of our type of stock to decline.

If our stockholders sell substantial amounts of shares of our Class A Common Stock, shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

We have made assumptions in our projections and in “forward-looking statements” that may not be accurate.

The discussions and information in this Offering Circular may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that this Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on Base Agreements or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain investors or customers, loss of investors or customers, and failure to obtain new investors or customers, the risk of litigation and administrative proceedings involving the Company or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

Investment in the Shares offered in this Offering is a long-term investment.

Because the Shares have not been registered under the securities laws of any state or non-United States jurisdiction, the Shares may have certain transfer restrictions. It is not currently contemplated that registration under state securities laws will be effected. Limitations on the transfer of the Shares may also adversely affect the price that you might be able to obtain for the Shares in a private sale. You should be aware of the long-term nature of your investment in the Company.

Neither this Offering nor the Shares have been registered under federal or state securities laws, leading to an absence of regulation applicable to us.

We have relied on exemptions from securities registration requirements under applicable state and federal securities laws. Investors in us, therefore, will not receive any of the benefits that such registration would otherwise provide. Prospective investors must therefore assess the adequacy of disclosure and the fairness of the terms of this Offering on their own or in conjunction with their personal advisors.

The Shares in this Offering have no protective provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection, by any provision of the Shares or as a stockholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. If there is a liquidation event or change of control, the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in this Offering that would permit you to require us to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

You will not have significant influence on our management.

Substantially all decisions with respect to the management of the Company will be made exclusively by our officers, directors, managers or employees. You will have a very limited ability, if at all, to vote on issues of our management and will not have the right or power to take part in management of the Company and will not be represented on the board of directors or by managers of the Company. Accordingly, you should not purchase Shares unless you are willing to entrust all aspects of management to us. As noted above, Thomas Paquin, as the trustee of The Tom Paquin Irrevocable Trust, the sole member of VBRE, as the sole owner of our Class B Common Stock, controls the Company.

We anticipate additional rounds of fund raising in the future.

After the conclusion of this Offering, we plan to be continuously offering additional shares of our Class A Common Stock in additional future offerings. Any such issuance of additional shares of Class A Common Stock will dilute the ownership of the Company represented by the Shares sold in this Offering.

We may not be able to find accommodating brokers through which we can sell the Shares in states in which broker-dealer registration and/or licensing is required in order to sell Shares in the Offering.

Although the issuance and sale of the Shares in the Offering by the Company is exempt from registration under state blue sky registration under Regulation A, and the sale of the Shares in the Offering by our officers and employees on behalf of the Company is exempt from federal broker-dealer registration by virtue of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, as amended, certain states do not offer exemptions from their broker-dealer registration requirements analogous to Rule 3a4-1 to exempt our officers and directors from their broker-dealer registration requirements. In those states, we plan to register the Company and/or its officers as a non-FINRA registered broker-dealer or seek to engage an accommodating broker through whom we can sell the Shares. We may not be able to identify and engage an appropriate licensed and/or registered broker-dealer authorized to do business in each of these states at a reasonable price. If we are unable to engage such broker-dealer, we may be unable to sell the Shares in such states, which we would expect an adverse impact on or business and results of operations.

We may choose to modify our corporate structure and tax elections.

We may elect to amend our corporate structure and the tax consequences of that structure, including without limitation our current status as a C-corporation with a tax receivable agreement with VBRE. For example, we might explore the possibility of converting into a real estate investment trust or other structure other than the structure described in this Offering Circular. We are a startup with limited experience with the business model described in this Offering Circular. We may determine that another corporate structure and/or the tax treatment thereof is more favorable for the Company and its stockholders.

Our financial statements, our underlying assets, and the value of the Shares can be difficult to understand, which might put downward pressure on the value of the Shares.

Our organizational structure, including without limitation the exchangeability of Class A Units in Holdings for shares of our Class A Common Stock, which is sometimes referred to as an Up-C structure, and the related tax receivable agreement, can be difficult to understand. The complexity of our organizational structure can put downward pressure on the value of the Company and the Shares.

Our amended and restated certificate of incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

If a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation, as amended, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

You may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in a less favorable outcome to you in any such action.

The subscription agreement provides that you waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under the U.S. federal securities laws.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable U.S. state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. Accordingly, you are subject to these provisions of the subscription agreement to the extent permitted by applicable law. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the Shares.

If you bring a claim against us in connection with matters arising under the subscription agreement, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to you in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by you or by us of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

By purchasing Shares in this Offering pursuant to a subscription agreement, you are bound by the provisions contained in the subscription agreement which provide for mandatory arbitration which limits your ability to bring class action lawsuits, seek remedies on a class basis, or have a jury decide the factual merits of your claim.

By purchasing shares in this Offering pursuant to subscription agreement, you agree to be bound by the arbitration provisions contained in our subscription agreement which provide that arbitration is the exclusive means for resolving disputes relating to or arising out of the subscription agreement. Purchasers of shares in a secondary transaction would not be subject to the same arbitration provisions. Such arbitration provision limits your ability to bring class action lawsuits or similarly seek remedies on a class basis for claims subject to the provision. If invoked, the arbitration is required to be conducted in Fort Worth, Texas in accordance with Delaware law. The subscription agreement allows for either the Company or you to elect to enter into binding arbitration in the event of any covered claim in which the Company and you are adverse parties. While not mandatory, in the event that we were to invoke the arbitration clause, your rights to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company. BY AGREEING TO BE SUBJECT TO THIS PROVISION, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

By purchasing Shares in this Offering you are bound by the fee-shifting provision contained in our subscription agreement, which may discourage you to pursue actions against us.

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our subscription agreements, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Generally, under Delaware law, to be a “prevailing party,” a litigant must achieve predominance in the litigation by prevailing on the case’s chief issue as determined by the respective court. We intend to interpret o apply the fee-shifting sections of the subscription agreements as broadly as possible.

This fee-shifting provision applies to all claims arising from any disputes or controversies arising from the subscription agreements, including claims under the U.S. federal securities laws. For the avoidance of doubt, this fee-shifting provisions only applies to disputes between the executing parties of the subscription agreements, and, hence, is not applicable to any secondary transactions.

This fee-shifting provision applies to all claims arising from any disputes or controversies arising from the subscription agreements, including claims under the U.S. federal securities laws. For the avoidance of doubt, this fee-shifting provisions does only apply to disputes between the executing parties of the subscription agreements, and, hence, is not applicable to any secondary transactions. BY AGREEING TO BE SUBJECT TO THIS PROVISION, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE INVESTOR IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SHARES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

DILUTION

As of the date of this Offering Circular, we had issued 1,000,000 shares of our Class A Common Stock, and subsequently our sole stockholder surrendered 975,000 shares of our Class A Common Stock back to the Company. As a result, as of the date of this Offering, we had 25,000 shares of Class A Common Stock outstanding. The term “dilution” refers to the reduction (as a percentage of the aggregate shares outstanding) that occurs for any given share of stock when additional shares are issued. If all of the Shares in this Offering are fully subscribed and sold, the Shares offered herein will constitute approximately 99.67% of the total outstanding shares of our Class A Common Stock, our only class of common stock with economic value. If all of the Shares in this Offering are fully subscribed and sold, the Shares offered herein will constitute less than 0.001% of the total voting rights of our Class A Common Stock and Class B Common Stock, which generally vote together as a single class. In addition, VBRE has the right to exchange its Class A Units of Holdings into additional shares of Class A Common Stock of the Company under the terms of Holding’s limited liability company agreement and the Company’s certificate of incorporation. Any such exchange by VBRE will further dilute the Shares sold in this Offering. We anticipate that subsequent to this Offering we may require additional capital and such capital may take the form of Class A Common Stock, other stock or securities or debt convertible into Class A Common Stock. Such future fund raising will further dilute the percentage ownership of the Shares sold in this Offering in the Company.

If you invest in Shares of our Class A Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Class A Common Stock and the pro forma net tangible book value per share of our Class A Common Stock after this Offering. As of December 31, 2020, our net tangible book value was approximately ($144,238). Based on the 25,000 shares of our Class A Common Stock issued and outstanding as of the date of this Offering Circular, that equates to a negative net tangible book value of approximately ($5.7695) per share of our Class A Common Stock on a pro forma basis. Net tangible book value per share consists of total stockholders’ equity adjusted for the retained earnings (deficit), divided by the total number of shares of Class A Common Stock outstanding. The pro forma net tangible book value, assuming full subscription in this Offering, would be $9.9476 per share of our Class A Common Stock.

Thus, if this Offering is fully subscribed, the net tangible book value per share of our Class A Common Stock owned by our current stockholders will have immediately increased by approximately $15.7171 without any additional investment on their part and the net tangible book value per Share for new investors will be immediately diluted to $9.9476 per Share. These calculations do not include the costs of this Offering after December 31, 2020, and such expenses will cause further dilution. Furthermore, these calculations do not include the impact of the potential exchange by VBRE of its Class A Units of Holdings for shares of our Class A Common Stock, and such exchange may cause further dilution.

The following table illustrates this per Share dilution:

Offering price per Share*	$10.00
Net Tangible Book Value per Share before Offering (based on Net Tangible Book Value as of December 31, 2020, and 25,000 shares of Class A Common Stock outstanding as of the date of this Offering Circular)	($5.7695)
Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby (based on 7,500,000 Shares)	$75,000,000
Net Tangible Book Value per Share after Offering (based on Net Tangible Book Value as of December 31, 2020, and 7,525,000 shares of Class A Common Stock to be outstanding after Offering)	$9.9476
Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	($0.0524)

*Before deduction of Offering expenses after December 31, 2020.

There is a disparity between the price of the Shares in this Offering and the effective cash cost to officers, directors, promoters and affiliated persons for shares acquired by them in transactions during the past year, or that they have a right to acquire. Specifically, the Company has issued 25,000 shares of Class A Common Stock to one stockholder for an average per share purchase price of $0.04 prior to the Offering (adjusted to account for the surrender of 975,000 shares previously issued to the stockholder). Furthermore, VBRE has the right to exchange its Class A Units of Holdings into additional shares of Class A Common Stock of the Company under the terms of Holding’s limited liability company agreement and the Company’s certificate of incorporation.

PLAN OF DISTRIBUTION

We are offering a Maximum Offering Amount of up to 7,500,000 in Shares of our Class A Common Stock. This Offering is being conducted on a best-efforts basis without any minimum number of Shares required to be sold.

We will undertake one or more closings on a rolling basis as funds are received from investors. We anticipate that many closings will occur in connection with our business operations as more fully described below. We anticipate that many investors will elect to commit to purchase a specified amount of Shares upfront and make installment payments on a monthly basis corresponding with the term of their applicable Base Agreement.

If we have engaged an accommodating broker in your state, your initial subscription amount will placed in an escrow account until we (and any applicable accommodating broker) confirm that your subscription meets the investor qualification requirements set forth in this Offering Circular and is otherwise acceptable to us. It is anticipated that such funds will be released from escrow within 24 to 48 hours of receipt from the investor along with an executed subscription agreement. If we do not accept your subscription for any reason, we will refund the full amount of your subscription, but you will not be entitled to any interest earned while the subscription funds are in escrow. If you accept your subscription, you will be notified electronically via email or our mobile app. We may terminate this Offering at any time for any reason at our sole discretion, and we may extend this Offering past the termination date in our absolute discretion and in accordance with the rules and provisions of Regulation A of the JOBS Act.

Only the Company is offering Shares for sale as part of this Offering. None of the Shares being sold in this Offering are being sold by existing securities holders.

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), we will accept tenders of funds to purchase the Shares. Subscriptions may be made directly to the Company or may be made through an escrow agent in states in which we have engaged an accommodating broker-dealer to assist us with this Offering.

The Shares will be sold only to a person who is not an accredited investor if the aggregate annual purchases paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2). Each accredited investor will complete a subscription agreement in order to invest.

The Shares in this Offering will be offered principally by us, affiliates of ours, and employees of ours or of our affiliates, in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. We do not intend to use commissioned sales agents or underwriters, except as follows. Investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas, Washington, and New York may be required by state blue sky law to purchase the Shares through state-registered broker-dealers. In such states we may register the Company as a non-FINRA registered broker-dealer, or we may engage accommodating brokers. For sales in such states, we will pay commissions to any such brokers that we engage with respect to such sales, in consideration for their assistance in helping facilitate such sales. However, we expect any such commission payments to be incidental, compared to the price per share and the total maximum price of the shares being offered to investors.

If an accommodating broker is facilitating a particular sale, the payment and subscription processes for that sale may vary from those described herein, based on the requirements of the accommodating broker.

This Offering will commence within two calendar days of the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue for a period of two years. We may extend this Offering for an additional time period unless this offering is completed or otherwise terminated by us, or unless we are required to terminate by application of Regulation A of the JOBS Act.

Upon our acceptance a subscription, a confirmation of such acceptance will be sent to you. We may accept or reject subscriptions in whole or in part, for any reason or for no reason. We will return all funds from rejected subscriptions to the investor, without interest or deductions.

This is an offering made under “Tier 2” of Regulation A, and the Shares will not be listed on a registered national securities exchange or any other trading platform upon qualification. The Shares will be sold to a person who is not an accredited investor only if the aggregate annual purchases by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended.

To invest in this Offering, you must represent in writing that you meet the applicable requirements set forth above and in the subscription agreement.

We (or our broker-dealer in states where applicable) must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the Company. As part of this inquiry, we may ask you to confirm that your income and/or net worth exceeds the minimum thresholds described in this Offering Circular.

The Shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries, or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The sale of other securities of the same class as those to be offered for the period of distribution will not necessarily be limited and restricted to those sold through this Offering. Without limiting the foregoing, holders of Class A Units of Holdings may exchange their Class A Units of Holdings for shares of our Class A Common Stock at any time as described in this Offering Circular.

USE OF PROCEEDS TO ISSUER

The Use of Proceeds is an estimate based on our current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, or to add additional categories, and we will have broad discretion in doing so.

The maximum gross proceeds from the sale of the Shares in this offering are $75,000,000. The net proceeds from the Offering, assuming it is fully subscribed, are expected to be approximately $75,000,000 after the payment of Offering costs, but before the brokerage fees of our accommodating broker, and printing, mailing, marketing, legal and accounting costs, and other compliance and professional fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those we expect.

Our management has wide latitude and discretion in the use of proceeds from this Offering. We intend to use a substantial portion of the net proceeds to fund control fees payable to Holdings to occupy the VictoryBase Properties under sub-control agreements between the Company and Holdings. We also plan to use a portion of the proceeds from this Offering to purchase Class B Units of Holdings. Holdings intends to use a substantial portion of such fees and contributions to fund fees payable to VB Subsidiaries to occupy the VictoryBase Properties under Control Agreements. Holdings may also use such funds to pay off indebtedness, acquire VictoryBase Properties, or for general working capital. At present, our management’s best estimate of the use of proceeds is set out in the chart below. However, this chart contains only the best estimates of our management based upon information available to us at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, our various needs at different times in the future, and the discretion of our management at all times.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to our officers or directors. Our officers and directors may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

USE OF PROCEEDS

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Fees payable to Holdings under Sub-Control Agreements (to be used by Holdings for fees under Control Agreements)	$15,000,000	$30,000,000	$45,000,000	$60,000,000
Purchase of Class B Units of Holdings	$3,750,000	$7,500,000	$11,250,000	$15,000,000
TOTAL	$18,750,000	$37,500,000	$56,250,000	$75,000,000

Holdings intends to use a substantial portion of such fees and contributions to fund fees payable to VB Subsidiaries to occupy the VictoryBase Properties under Control Agreements. Holdings may also use such funds to acquire VictoryBase Properties and for general working capital. Once the VB Subsidiary has been contributed to Holdings, Holdings plans to use fees received under the Sub-Control Agreement to pay off indebtedness, acquire (directly or indirectly) VictoryBase Properties, and for general working capital purposes.

The use of proceeds set forth above assumes that substantially all of our investors will also be residents of VictoryBase Properties. To the extent investors are not also residents of VictoryBase Properties, then we would expect fees payable to Holdings under Sub-Control Agreements (and thus the amount used by Holdings for fees under Control Agreements) shown above to decrease and amounts used to purchase Class B Units of Holdings shown above to increase. Holdings plans to use funds received as a result of any such increased issuances of Class B Units to pay off indebtedness, acquire (directly or indirectly) VictoryBase Properties, and for general working capital purposes.

We reserve the right to change the use of proceeds set out herein based on the needs of our ongoing business and the discretion of our management. We may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Forward-looking Statements

This section contains certain statements that may include “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in our periodic reports that are filed with the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, we do not assume a duty to update these forward-looking statements.

Description of Business

We were originally incorporated on August 13, 2020 under the laws of the State of Delaware. Our Class A Common Stock is not currently listed on any exchange or quoted on any quotation service.

General

We are seeking to build a nationwide network of residential real estate properties located near United States military bases which we will make available for occupancy by military servicemembers and other individuals and families seeking housing in such locations. Once our network of properties has been established, our customers will be able to move from one VictoryBase Property through a relatively simple process.

In addition to providing housing at affordable prices, we plan to offer our customers and other investors the opportunity to invest in our company by offering shares of our stock for sale. We believe the Company will benefit by customers electing to enter into both a Base Agreement and a subscription agreement. Many of those benefits are outlined in this offering circular.

To be clear, the subscription agreement and Base Agreement are unique and separate agreements. Any person otherwise meeting the qualification requirements for such agreements will have the option to enter into one, both, or neither of a Base Agreement and/or a subscription agreement with us. Regardless of whether a VictoryBase Property resident elects to enter into a subscription agreement or an investor elects to enter into a Base Agreement, in neither case would there be any change to the rights, privileges, or responsibilities of the customer under the Base Agreement or the rights, privileges, or responsibilities of the investor under the subscription agreement.

Corporate Structure

The Company is the sole holder of Class B Units of Holdings. Holdings will have the right to occupy and acquire membership interests in one or more entities that own all of the VictoryBase Properties (collectively, the “Existing VB Subsidiaries”). From time to time, Holdings may form or acquire one or more new VB Subsidiaries (collectively, the “New VB Subsidiaries”). The Existing VB Subsidiaries and the New VB Subsidiaries will be referred to in this Offering Circular collectively as the “VB Subsidiaries”. Initially, the VB Subsidiaries will be primarily owned by VBRE until Holdings exercises its right to acquire the VB Subsidiaries under the terms of applicable Control Agreements as described below.

We acquire VictoryBase Properties pursuant to the arrangement with VBRE described below. The Company makes those VictoryBase Properties available to be occupied by our customers through a Base Agreement described below. Many of our customers will be members of the United States military because, generally, the VictoryBase Properties will be located near military bases. We offer our customers and investors an opportunity to purchase Shares of our Class A Common Stock. Through ownership of our Class A Common Stock, our investors have an opportunity to participate indirectly in a portion of the potential growth in the value of the VictoryBase Properties. In this manner, our investors can acquire an indirect ownership interest in a portion of the VictoryBase Properties owned by the VB Subsidiaries through the Company’s ownership of Holdings and Holdings’ ownership (or right to acquire ownership) of the VB Subsidiaries. Although we expect that our business model will be particularly attractive to U.S. military service members who would not otherwise invest in home ownership, non-service members may also enter into subscription agreements and thereby have an opportunity to purchase Shares on the same terms as service members. We will offer and sell Shares to investors who reside in VictoryBase Properties and investors that do not reside in VictoryBase Properties.

The Company will issue Shares of our Class A Common Stock to investors in accordance with the terms set forth in the applicable subscription agreement between the Company and the investor. Our Class A Common Stock, as a class, holds 100% of the economic interests of the Company. Our Class B Common Stock, as a class, holds virtually all of the voting interest in the Company. The Company has issued 1,000,000 shares of Class B, non-economic super voting (1,000,000 votes per share) shares to VBRE.

A graphic representation of the relationship among the Company and its subsidiaries and affiliates described above is set forth below for your convenient reference. The following graphic demonstrates the relationship of the Company and its subsidiaries and affiliates as of the date of this Offering Circular.

VictoryBase Corporation
and its Subsidiary and Affiliates
(as of date of Offering Circular)

Thomas Paquin, as Trustee of The Tom Paquin Irrevocable Trust
Exchange Agreement (VBRE may exchange Class A Units of Holdings for Class A Shares of the Company)
Tax Receivable Agreement
100% membership interests (100% of economic and voting interest)
VictoryBase RE, LLC
Texas limited liability company
100% of economic and voting interest
1,000,000 Class B Shares and 25,000 Class A Shares
VictoryBase Corporation
Delaware corporation
100% membership interests (100% of economic and voting interest)
1 Class B Unit (50% of economic interest; 50% voting interests, and sole right to elect Manager)
VictoryBase SC1, LLC
Texas limited liability company
1 Class A Unit (50% of economic interest; 50% voting interests, but no right to elect Manager)
VictoryBase Holdings LLC
Texas limited liability company
VictoryBase Texas, LLC
Texas limited liability company

The following graphic demonstrates the anticipated future relationship of the Company and its subsidiaries and affiliates after Holdings acquires VB Subsidiaries under the terms of the Control Agreements described below.

(1)	Class A Units of Holdings share voting and economic rights with the Class B Units on a pari passu basis, except that the Company is the sole manager of Holdings, and the Company has the sole right to appoint any replacement manager of Holdings.
(2)	Shares of Class A Common Stock of the Company hold all economic rights of the Company on a pari passu basis. Each share of Class B Common Stock of the Company entitles the holder of such share to 1,000,000 votes. Shares of Class B Common Stock hold no economic rights.

Property Acquisition by VBRE

Our founder, Chief Executive Officer, President, Secretary, and sole director, Thomas Paquin, is the trustee of The Tom Paquin Irrevocable Trust, which owns and operates VictoryBase RE, LLC, a Texas limited liability company (“VBRE”). VBRE identifies existing homes, homes under construction, and building sites for new homes near United States military bases and in other markets that VBRE deems suitable for our business model and enters into one or more acquisition agreements with third party land owners, builders, developers and other real estate owners with respect to such properties. VBRE generally plans to acquire VictoryBase Properties through acquiring ownership of VB Subsidiaries that are primarily owned by VBRE.

Master Control Agreements; Sub-Control Agreements

Holdings plans to enter into master control and contribution agreements (“Control Agreements”) among Holdings, VBRE, and the applicable VB Subsidiaries. Under a Control Agreement, (i) the VB Subsidiary will permit Holdings to control and occupy the applicable VictoryBase Properties, (ii) Holdings agrees to pay a monthly fee to the VB Subsidiary, and (iii) Holdings has the right to require VBRE to contribute VBRE’s ownership of the VB Subsidiary to Holdings. A portion of the monthly fee paid by Holdings will be designated as a “Contribution Credit.” We plan to establish the Contribution Credit at an amount that VBRE and Holdings mutually agree is consistent with an amount that would be established in an arms-length, third party relationship using information believed by us to be accurate and appropriate. There is no industry standard method for establishing Contribution Credits, making it possible for other analysts to arrive at different amounts. Our methodology for establishing the amount of the Contribution Credit will not be audited and may not reflect the fair market value of such relationship if it were possible to list control agreement rights on a public trading platform. Our establishment of the amount of the Contribution Credit is subject to good faith assumptions and estimates determined by our management. As a result, our establishment of the amount of the Contribution Credit may not accurately reflect the amount of Contribution Credit that VBRE would receive if entering into a control agreement with a third party.

If Holdings exercises its right to require VBRE to contribute VBRE’s ownership of the VB Subsidiary to Holdings, (A) Holdings will issue Class A Units to VBRE, and (B) VBRE will be deemed to have made a capital contribution to Holdings in an amount equal to the excess, if any, of the fair market value of the VB Subsidiary, reduced by (i) the aggregate amount of Contribution Credits earned by Holdings over the term of the Control Agreement, (ii) any cash paid by Holdings to VBRE as a return of VBRE’s capital upon such contribution, and (iii) any debt assumed by Holdings in connection with such contribution (such net amount, the “VBRE Contribution”). The fair market value of the VB Subsidiaries or the methodology for determining the fair market value of the VB Subsidiaries will be determined by (or based upon a valuation method established by) and mutually agreed upon by Holdings and VBRE. We plan to value the illiquid assets held by the VB Subsidiaries at their cost for approximately the first six months following their acquisition by the applicable VB Subsidiary. After the first six months from acquisition, we plan to value such assets using information believed by us to be accurate and appropriate. There is no industry standard valuation method, making it possible for other analysts to arrive at different valuations. Our valuation methodology will not be audited and may not reflect the fair market value of such assets if they were able to be sold at auction or other public trading platform. Our asset valuations and calculations are subject to good faith assumptions and estimates determined by our management. As a result, our asset valuations may not accurately reflect the price we would achieve by liquidating such assets. In determining the fair market value of the VB Subsidiary and/or its assets, Holdings and VBRE may consider the value of the applicable VictoryBase Properties, the VB Subsidiary’s rights and obligations under real estate acquisition agreements, real property, and/or other tangible or intangible assets (e.g., business plan, marketing materials, business data and research) to Holdings in exchange for cash and/or capital account credit in Holdings for these capital contributions equal to their fair market value as mutually agreed by Holdings and VBRE. VBRE may cause the VB Subsidiary to directly contribute such assets, or VBRE may contribute its ownership of one or more VB Subsidiary. If Holdings acquires 100% of a VB Subsidiary or 100% of a VictoryBase Property held by a VB Subsidiary, then we may choose to terminate the applicable Control Agreement because any payments made thereafter would be effectively be being made by Holdings to itself.

For each VictoryBase Property that Holdings is able to control and occupy under a Control Agreement, Holdings will in turn enter into a sub-control agreement with the Company. In exchange for a monthly fee, the sub-control agreement will give the Company the right to control and occupy the applicable VictoryBase Property.

Under the terms of the Control Agreements the VB Subsidiaries will relinquish the operational control of all VictoryBase Properties to Holdings. Holdings, in turn, will relinquish operational control of VictoryBase Properties to the Company.

We plan to use proceeds of the Offering to make contributions to Holdings. Holdings plans to use such proceeds to acquire VictoryBase Properties and for general working capital.

Base Agreements

The Company will then enter into Base Agreements with our customers. Each Base Agreement grants our customer the right to occupy an individual VictoryBase Property. The Base Agreement will provide for a monthly Base Payment from the customer to the Company. The amount of the Base Payment will be a fixed amount agreed to between the Company and the customer at the time we enter into the Base Agreement or a renewal of the Base Agreement. We will establish the Base Payment amount for each VictoryBase Property. To establish such suggested amount, we plan to use data-driven pricing models, supported by analysis from the local staff and BAH rates for each market. We plan to consider the following factors in establishing the amount of the Base Payment: (i) a competitive analysis of market rents, (ii) the size and age of the house, and (iii) qualitative factors, such as neighborhood characteristics and access to quality schools, transportation and services. We anticipate acquiring information from the following sources to aid in our analysis:

  BAH rates with publicly available data that goes back to 1998;
  Market rental rates (which is a market competitor to the Base Payment amount), which may be available from Zillow, Zumper, Rents.com, Apartments.com and other websites; and
  Schools information from GreatSchools.Org and other websites.

Company’s Investment in Holdings

From time to time the Company plans to contribute a portion of the funds invested in the Company into Holdings (and/or funds invested by other investors in this Offering) in exchange for additional Class B Units of Holdings. The per unit purchase price that the Company will pay Holdings for such Class B Units will be an amount equal to the fair market value as mutually agreed by the Company and Holdings at the time of such contribution. The per unit valuation applicable to the issuance of any Class B Units to the Company will be the same amount as any contemporaneous per unit valuation applicable to any issuance of Class A Units to VBRE in connection with the contribution of VB Subsidiaries to Holdings pursuant to a Control Agreement.

Over time, the Company’s ownership of Holdings is expected to increase as a function of (i) investors’ investment in Shares of our Class A Common Stock and the Company subsequent contribution of a portion of the proceeds of the sale of Shares into Holdings in exchange for additional Class B Units of Holdings, and (ii) VBRE’s exchange of Class A Units of Holdings for Class A Common Stock of the Company described below.

Holdings’ acquisition of VB Subsidiaries and VictoryBase Properties

In addition to a portion of the net proceeds from the sale of Shares by the Company that are subsequently paid to Holdings via control fees or paid by the Company to Holdings under sub-control agreements, Holdings and/or one or more VB Subsidiaries may generate funds required to acquire and operate VictoryBase Properties by incurring indebtedness. One or more VB Subsidiaries may also raise capital by issuing preferred membership interests of such VB Subsidiary. Any such preferred membership interests of the VB Subsidiaries may have preferential rights to operating distributions, tax allocations, and liquidating distributions of the applicable VB Subsidiary.

Holdings will use control fees paid by the Company, capital contributed by the Company, proceeds of loans from lenders, and cash from other sources to purchase VictoryBase Properties. We may have the VB Subsidiaries issue preferred membership interests to investors as a further source of capital for acquisition of VictoryBase Properties. Debt to fund the acquisition of VictoryBase Properties may be issued at the level of the VB Subsidiaries, Holdings, or the Company, and any and all such entities may guaranty such indebtedness.

Exchange Rights; Tax Receivable Agreement

In accordance with the limited liability company agreement of Holdings, Class A Units of Holdings may be exchanged by VBRE periodically for shares of the Company’s Class A Common Stock at a conversion rate that results in VBRE receiving in exchange for such forfeited Class A Units an amount of the Company’s Class A Common Stock with an indirect economic ownership interest in Holdings that is equal to the direct economic interest in Holdings that the exchanged Class A Units represented in the hands of VBRE (each an “Exchange”). Upon any Exchange, (i) the Class A Units of Holdings that are subject to such Exchange will be forfeited to Holdings and no longer be “issued” units, and (ii) VBRE will receive newly issued shares of Class A Common Stock of the Company.

By way of example, if at the time of an Exchange, (i) the Company had 5,000,000 shares of its Class A Common Stock issued and outstanding, and (ii) Holdings had (A) 8,000,000 Class B Units outstanding and held by the Company, and (B) 2,000,000 Class A Units outstanding and held by VBRE; and VBRE wished to exchange 1,000,000 Class A Units of Holdings for shares of Class A Common Stock of the Company, then the Company will issue an additional 555,556 shares of Class A Common Stock to VBRE upon such Exchange. This is calculated so that VBRE's newly issued shares of Class A Common Stock represent the same interest of total shares of Class A Common Stock outstanding after the Exchange as their interest of total units of Holdings forfeited prior to the Exchange. In this example, VBRE is forfeiting 1,000,000 Class A Units of Holdings, which represent 10% of the 10,000,000 total units of Holdings outstanding. Therefore, the newly issued shares of Class A Common Stock must equal 10% of the sum of (1) existing shares of Class A Common Stock outstanding, plus (2) newly issued shares of Class A Common Stock. Algebraically, if we define "X" as the newly issued shares of Class A Common Stock for VBRE, then we would solve for "X" using the following equation: X / (5,000,000 + X) = 10%. When solved, "X" is equal to 555,556 newly issued shares.

In connection with the Exchange, Holdings plans to make the election under Internal Revenue Code of 1986, as amended (the “Code”) Section 754 which will result in a special tax basis adjustment when VBRE’s, or any other owner, Class A Units of Holdings are exchanged for shares of Class A Common Stock of the Company in a taxable transaction. The Company and VBRE have entered into a tax receivable agreement, which can be amended to include other holders of Class A Units of Holdings. The tax receivable agreement requires the Company to pay 85% of any tax benefits resulting from the Code Section 754 tax basis adjustment when and as realized by us. A copy of the tax receivable agreement is attached as an exhibit to this Offering Circular.

Taxation

The Company will be taxed as a corporation for all U.S. federal and state tax laws. We believe that Holdings is properly treated as a partnership for federal income tax purposes. As a partnership, Holdings is not subject to U.S. federal income tax on its income. Instead, each of Holdings’ partners, including the Company, will be allocated, and may be required to pay tax with respect to, its share of Holdings’ income. As such, no provision for U.S. federal income taxes has been included for Holdings.

Principal Office; Website

Our principal executive office is located at 550 Reserve Street, Southlake, TX 76092. Our mailing address is P.O. Box 617, Roanoke, TX 76262. Our main telephone number is 469-694-2707. Our website address is www.victorybase.com. The information contained on our website is not part of or incorporated by reference in this report.

Our Business

General Overview

Our nation’s veterans and United States active duty military members willingly take an oath to defend our country at any cost. This act of selflessness often comes at great personal expense. Time away from home and family, as well as extended deployments to remote and dangerous areas of the world, are largely associated with military family sacrifice. However, often overlooked as a sacrifice, is the constant uprooting of military families to new duty locations based on the needs of the military. These regular moves, referred to as “Permanent Changes of Station” (PCS), may be one of the biggest financial sacrifices for our military members.

Home ownership is often regarded as the single largest investment in which an individual can build wealth. For U.S service members, however, the ability to earn value in home ownership is limited due to PCS orders that generally occur every three years. There is rarely enough time for a service member to realize material principal accumulation or home appreciation. Veterans Affairs loan fees, realtor fees, funding fees and all other fees associated with purchasing a home generally exceed any value appreciation that may have been enjoyed during such a short ownership period. Also, the potential of being forced to sell a home in a down market further increases the risk of home buying for a military member. In many cases, U.S. service members choose to live in substandard base housing or rent a home, completely eliminating the opportunity to gain value through home ownership.

For these reasons, we will seek to market our EquityBase Program as an alternative to home ownership or home rental models. Although, we will initially seek the military member as our primary target, our business model may be attractive to other populations who have difficulty finding affordable housing, have not accumulated enough savings for a down payment to purchase a home, or those required to move more frequently than the average homeowner. We are focused on developing new affordable housing and multi-family communities. Our acquisition plan will focus on new homes. Additionally, we can acquire previously owned homes, as well as multi-family units, and accomplish required renovations. By marketing our EquityBase Program, a customer who resides in a VictoryBase Property will have an opportunity to become a stockholder in the Company by entering into a subscription agreement with us. All investors share in the efficiency of our operations, and over time, may also share in the potential appreciation in value of the VictoryBase Properties.

Neither the Company nor Holdings are expected directly own the VictoryBase Properties. We expect Holdings to acquire indirect ownership in a portion of the VictoryBase Properties over time in the future as outlined in this Offering Circular. Furthermore, your ability to participate in any appreciation of value of VictoryBase Properties is dependent upon the Company paying dividends, repurchasing your shares, or providing investors with other liquidity options. The Company has no immediate plans to pay dividends and it may amend or terminate its share redemption program at any time. The Shares are not currently listed on any stock exchanges or quoted on any quotation services, and the Company has no immediate plans to obtain such listing or quotation for its common stock.

To the extent Holdings acquires one or more of the VB Subsidiaries holding VictoryBase Properties under a Control Agreement, your interests in the Company may be diluted because VBRE may be issued additional Class A Units of Holdings when VBRE contributes its ownership interests in such VB Subsidiaries to Holdings. Such additional Class A Units of Holdings may then be exchanged for shares of our Class A Common Stock as described in this offering circular.

Marketing Strategy

We are making the Shares available for our customers for purchase in an effort to instill an “ownership mentality” in our customers, though which we will seek to align the interests of our customers our investors. As part of this effort, we intend to use the following terms and concepts in connection with our operations:

•	Base Agreement is an agreement between one of our customers and the Company that allows the customer to reside in a VictoryBase Property.

•	Base Payment is a monthly payment made by our customers to occupy VictoryBase Properties under the terms of a Base Agreement.

•	Equity Agreement is a marketing term that we use to describe our subscription agreement.

•	Equity Payment is a marketing term that we use to describe payments made to purchase shares of our stock under a subscription agreement.

•	EquityBase Agreement is a marketing term that we use to describe two separate agreements as one defined term. The two separate agreements are the Base Agreement and the subscription agreement. Regardless of whether a VictoryBase Property resident elects to enter into a subscription agreement or an investor elects to enter into a Base Agreement, in neither case would there be any change to the rights, privileges, or responsibilities of the customer under the Base Agreement or the rights, privileges, or responsibilities of the investor under the subscription agreement.

•	EquityBase Investor is a marketing term that we use to describe a person that purchases shares of our stock and is also a customer of ours currently or previously residing in a VictoryBase Property. Regardless of whether a VictoryBase Property resident elects to enter into a subscription agreement or an investor elects to enter into a Base Agreement, in neither case would there be any change to the rights, privileges, or responsibilities of the customer under the Base Agreement or the rights, privileges, or responsibilities of the investor under the subscription agreement.
•	EquityBase Payment is a marketing term that we use to describe two separate payments made by an EquityBase Investor as one aggregate amount. The two separate monthly payments are the Base Payment payable under a Base Agreement, plus the Equity Payment payable under a subscription agreement. Regardless of whether a VictoryBase Property resident elects to enter into a subscription agreement or an investor elects to enter into a Base Agreement, in neither case would there be any change to the rights, privileges, or responsibilities of the customer under the Base Agreement or the rights, privileges, or responsibilities of the investor under the subscription agreement.

•	EquityBase Program is a marketing term we give to our program that allows a person to elect to both reside in VictoryBase Properties and invest in shares of our stock.

•	VictoryBase Property is a residential real property, such as single-family homes, townhomes, multi-family units or other residential real property within our network available for potential occupancy by one of our customers.

By way of example, as part of our EquityBase Program, our customers would have an opportunity to become an investor and be labeled as an EquityBase Investors by agreeing to do both of the following contemporaneously:

(1)	occupy a VictoryBase Property by entering into a Base Agreement and making monthly Base Payments; and

(2)	invest in shares of the Company by entering into a subscription agreement (which we may call an Equity Agreement) pursuant to which the investor would agree upfront to purchase a specified number of Shares each month by making monthly subscription payments.

Target Resident

Service Members are Responsible, Disciplined and Accountable

We seek to initially focus business efforts in areas with a large military presence, with the U.S. service member as our primary target customer. We believe military members will see the potential appreciation in value in becoming an investor and a resident of VictoryBase Properties versus the traditional home rental or base housing option. Our target demographic within the military community is career-minded officers and senior enlisted non-commissioned officers. Such military members will likely have either a college degree and/or several years of professional military experience, we believe both of which require a high level of discipline and accountability. While all members of the military are required to maintain a standard of conduct while in uniform, career officers and senior enlisted non-commissioned officers are expected to maintain a high level of professionalism in the community while out of uniform as well.

We believe there is a natural and consequential level of accountability within the military. If a member of the armed forces were in financial trouble, threatening the ability to pay housing expenses, the chain of command (or Supervisor/Commander) is typically notified. The Commander has a responsibility to the service member to solicit help through professional financial counseling, and/or establishing a plan to help the service member regain control of their finances. Based upon our management’s observations, the military’s culture and system of including the chain of command’s involvement in a service member’s life, including financial matters outside of the military, is prevalent, commonplace, and generally reliable. Our executive team understands the U.S. Department of Defense policies and culture and expects that we can effectively engage military leadership to resolve issues before they become problematic.

Career service members tend to be good stewards of property and equipment due to their training within the service. We believe, service members’ ability to look after and care for a residential unit is far less complex than many of the tasks they have been professionally trained to do, thereby lowering the risk of misuse of the home’s structural features and appliances. Military members will be well equipped to share in the efficiency of operations.

Favorable Economics for Service Members

Service members receive a tax-free Basic Allowance for Housing (“BAH”) in addition to base military pay that is designed to cover housing expenses should a service member choose to live in off-base housing. This housing allowance is dependent on the rank of the service member, number of dependents, and zip code of the base at which they are stationed. BAH rates are updated yearly and based on the economics of off-base rentals in the community surrounding the base. We plan to target our residential units’ Base Payment on the applicable markets’ BAH. BAH rates also have a protection clause. If the annual change in housing allowance decreases while a service member is stationed at a particular duty station, they will receive the higher amount as long as they remain at that station. Therefore, despite any potential lowered BAH, existing Base Agreements with our customers, will not place downside market pressure on VictoryBase revenue as it relates to Base Agreement renewals. Conversely, if BAH rates increase, we will raise Base Payments in conjunction with the rising rents in the market.

We expect our service member customers will make Base Payments equal to approximately 22% to 32% of their gross income, which is more favorable than a similar percentage of rent-to-gross income for civilians. This percentage difference likely exists because of lower healthcare costs and less student debt for military members. Because healthcare costs are considered a benefit of military service, most service members experience limited to no out-of-pocket healthcare expenses. Furthermore, most service members are not burdened with student debt due to various military programs designed to pay off existing loans or cover higher education costs. In addition to those benefits, access to base facilities, such as gymnasiums, commissaries, and entertainment facilities exist which further lower out-of-pocket expenses for service members and their families.

Market Selection for VictoryBase Properties

Our long-term strategy is to have a presence near many major military installations nationwide, creating a diversified network of residential units that service members can live in over the span of their predictably transient career with the Armed Forces. Furthermore, we will seek markets where the threat of Base Realignment and Closure (BRAC) is reasonably minimal including infrastructure-heavy locations that cannot be easily replaced, bases with large military operating areas and firing range facilities, bases that have already been realigned in the recent past (and therefore less likely to be closed in the near future), and those with strong geo-political connections to their surrounding markets.

A key tenet of our plan of creating an effective network of residential units is to provide VictoryBase Properties in locations along the predictable career paths for our military personnel, so they may continue to invest and live in VictoryBase Properties, regardless of where they are stationed. The major service branches of the Army, Navy, Air Force, Marines, and Coast Guard all have independent and joint military bases. Service members are generally stationed at each duty assignment for three years. Naturally, a career Army Soldier will predictably go from one Army base to another Army base, while an Airman will predictably go from one Air Force base to another Air Force base. Although there are exceptions, the vast majority of Permanent Changes of Station (PCS) follow a series of predictable paths. As such, the network of communities is most effective when it aligns with a specific branch that maps to the career path of the military member. Our foray into creating such a network will revolve around air bases, while our long-term strategy is to have a presence with each of the services and each career type.

Initially, we plan to invest near air bases for the following reasons:

  There are many air bases that are in high population-growth areas in the country, such as San Antonio, Texas, the Florida panhandle, Denver, Colorado, and Colorado Spring, Colorado, among others that already provide for favorable residential real estate investment fundamentals;
  Air Force, Navy and Marine pilot deployments are generally shorter than ground based Army units at 3-6 months as compared to the Army’s 12 month deployment. Because service members are protected by the Servicemembers Civil Relief Act, they have the right to terminate a residential lease if they receive military orders to deploy or move to a new base. We intend to honor the responsibilities of a landlord under the Servicemembers Civil Relief Act as if such agreements were leases. Shorter deployment timeframes naturally lead to fewer lease terminations, thus fewer Base Agreement terminations, as Airmen are more likely to retain the residential unit to return to after deployment. We believe Army soldiers, who deploy for longer periods of time, would have a higher tendency to terminate a Base Agreement;
  Air bases tend to be infrastructure-heavy as they have specific requirements for airfields, hangars, equipment, airspace, etc. For this reason, we believe air bases are less likely to be moved or closed due to the cost of relocation;
  We believe pilots and aircrew personnel are more likely to have a college degree or some college than any of the other branches; and
  Military pilots receive extra financial incentives to fly for the military which increases their overall compensation. For example, under Marine Administrative Message (MARADMIN) 514/20, the US Marines are currently offering up to $210,000 to pilots that commit to remain in the service for an additional 72 months. This provides additional compensation to the pilot of nearly $3,000 per month. Additionally, aircrew receive $1,800-$3,000 annually of Hazardous Duty Pay.

Operational Overview

The Company will take operational control of VictoryBase Properties from Holdings and enter into Base Agreements for those VictoryBase Properties. Our VictoryBase Properties will be managed by Holdings through its proprietary technology platform that is connected with external platforms. Holdings may also engage external property management companies, which may be an affiliate of ours or a third-party management company. Our property manager may also elect to subcontract property management duties to one or more other external property management companies.

Marketing our “EquityBase Program” is the means by which our investors may purchase shares of the Company and thereby share indirectly in the potential growth in value of our portfolio of VictoryBase Properties. We plan to collect Base Payments, operate VictoryBase Properties, and establish a large-scale model for the investor to potentially gain value over time. We plan to enter into Base Agreements and accept subscription agreements.

We call the agreement between the Company and our customers whereby our customers may occupy VictoryBase Properties the Base Agreement. The Base Agreement will include terms for our customers and their family to reside in the VictoryBase Property. The amount of the Base Payment for each home will vary based on the local real estate market for each home or multi-family unit, among other factors.

We believe our business model will establish us as a market leader for EquityBase Programs for the single-family home and multi-family housing industry that will provide investors the opportunity to gain value as corporate stockholders. We intend to create a geographically diversified portfolio of high-quality, single-family homes and multi-family units to establish “VictoryBase” and “EquityBase” into nationally recognized marketing brands. We believe the brands will be known for quality, value, customer satisfaction, investor value and will garner respect in our communities. Our investments may be made directly or through investment vehicles with third-party investors.

As of June 29, 2021, VBRE has purchased 6 homes in South Carolina. Through our relationship with VBRE, we are creating an integrated operating platform that consists of various off-the-shelf IT solutions for property management. We will use this platform, along with personnel who are dedicated to property management, acquisitions, development, marketing, leasing, financial and administrative functions. We are also developing an on-site management network using some of the customers within the communities we serve. We plan to appoint one or more of our customers as a representative for each of the communities.

During the acquisition process, VBRE is assuming the risk of land acquisition, entitlement risk, development risk, construction risk, funding risks, occupancy risk (finding residents to sign Base Agreements), among many other risks associated with “stabilizing” a property. We generally consider a group of properties as “stabilized” when such properties have achieved an occupancy rate of at least 80% for a period of not less than 90 days, and at least 80% of the properties in the development in which such properties are located are complete or the residential home is deemed sufficiently complete to the point where it can be used for its intended purpose. VB Subsidiaries may or may not enter into debt agreements and preferred equity agreements with lenders and investors. The terms of the preferred equity have not been negotiated. VBRE will manage the capitalization of the VB Subsidiaries prior to Holdings determining if Holdings will require VBRE to contribute the VB Subsidiaries. The Control Agreement allows the Company and Holdings to have a pathway to avoid pre-stabilization risk by requiring VBRE to contribute the stabilized property to Holdings. Prior to requiring VBRE to contribute its ownership of VB Subsidiaries to Holdings, Holdings and the Company, in its capacity as manager of Holdings, shall conduct its due diligence on the property. The Company plans to evaluate the occupancy rate, military vs civilian occupancy ratio, terms of the short or permanent debt and other factors, including the terms of any preferred equity that would exit or remain in the deal.

Beaufort, South Carolina

On March 28, 2021, VBRE acquired 6 homes in a single community located in Beaufort County, South Carolina for an aggregate purchase price of $1,535,189. VBRE is under contract to purchase an additional 42 homes for an aggregate purchase price of approximately $9,400,000. VBRE may incur development costs related to the acquisition of these 48 properties. Such development costs are anticipated to be equal to 1% to 2% of the aggregate purchase price of these properties. The homes will be delivered to VBRE after the home builder receives the certificate of occupancy. The homes will be delivered in groups of 6-12 during 2021. The VB Subsidiary for this community has been established as VictoryBase SC1, LLC, a Texas limited liability company.

VictoryBase Model Difference

Our business model is designed to allow for career military members (and other customers) to have the potential to indirectly share in a portion of the potential growth in the value of our portfolio of residential properties by being responsible stewards and holding every customer accountable.

The following factors distinguish our business model from traditional rental models:

  Once Complete, our property management platform being developed by VBRE, will guide our customers to execute the majority of move-in/move-out transactions on their own. This model is similar to short-term rental models, such as Airbnb, VRBO, etc., where a traveler can spend a short period of time in another owner’s house without ever having to personally interact with the owner except on a web or mobile platform. We will only be involved to verify the prospective Base Agreement, the Base Payment amount, other key terms, all of which is confirmed remotely and signed electronically on our website or through our mobile application;

  We permit our customers (and other investors) to purchase shares of the Company’s Class A Common Stock. Because our customers may also be investors, we believe this will serve as an additional incentive to enhance the likelihood of a smooth transaction; and
  To establish our maintenance model, we will receive comprehensive warranty programs from our builder partners, as well as establish seamless contractual relationships with third party service providers to perform the day-to-day maintenance needs of the homes in our communities. Using our website or mobile application, our customers will communicate maintenance needs at their home via photo upload and/or written description. Pre-arranged third-party contractors will receive that information and schedule servicing directly with the customer.

Property Management Platform

Resident-Based Property Management

Our customers are guided through the process to perform basic level property management tasks that would normally be done by a property management employee. We call this resident-based property management. Every month they self-report the completion of the scheduled tasks through our mobile app. This strategy benefits from the capable and well-trained members of the armed forces caring for the home in which they live. Our customers will complete tasks around the home and answer questions about their occupancy such as “Have you received orders to change duty stations?”

We plan to ask our customers to be responsible for the following basic management tasks:

  Landscaping tasks such as lawn mowing and trimming shrubs;
  Basic preventative maintenance like changing filters, replacing fire detector batteries, etc.;
  Resident turnover functions (coordinating paint/touch-up/clean); and
  Re-listing functions by uploading current photos of the home, and scheduling showings with prospective customers.

On-site Property Management led by Military Spouses that Live in the Community

In conjunction with the development of our on-site management network using some of our customers, in select markets, we will also hire and train one military spouse that lives in the community to become the on-site property manager. The benefits of hiring a military spouse are abundant, including the following1:

  Military spouses are more likely to be unemployed due to frequent relocation;
  Military spouses are about 35% more likely to have a college degree than a civilian counterpart;
  Military spouses are more likely to have some college than a civilian counterpart;
  We believe our customers that are also our investors will have an owner’s mentality because they are part owners of the company that indirectly has ownership interests in the community in which they live;
  The community benefits from near 24/7 on-site management; and

  Military spouses can continue to work with us as their active-duty spouses are reassigned to other bases in our network

We plan for these military spouses to be our “boots on the ground” who oversee the day-to-day property management tasks required of customers at the community in which they live. We plan to ask our property managers to report basic metrics up to our headquarters as well as coordinate and manage more complex property management tasks as required.

Move-in and Move-out Procedures

Service members normally receive orders to report to a new duty station 4-6 months prior to moving. Once the service member receives the orders, the service member should have access to our mobile application to conduct a search for a home at the new duty station. Provided this app is available, this search will allow our customers to find and review VictoryBase Properties, take a virtual tour, view pictures, study the floor models, view the local schools, determine the commute to the base, and much more. Our customers will be able to contact the current residents living in the homes of interest to ask questions about the home, neighborhood, military base, etc. If the service member elects to travel to the new duty station, they can make appointments with the existing residents currently living in the VictoryBase Property. If the home is new and not yet occupied, the VictoryBase mobile app should allow our customers to access the home on their own. Once the service member finds a home they like, they will coordinate the move-in date based on the existing resident’s move-out date. We plan to create an incentive for our customers to have fewer unoccupied days (non-revenue days). Our customer moving in and the customer moving out will sign the move in/out agreement with digital signatures on the VictoryBase mobile app. The new customer will sign a Base Agreement also using our mobile app. The outgoing customer will execute a check-out procedure on the VictoryBase app, including pictures. We plan to ask the incoming customer to accept the home and complete a check-in procedure. If there are any problems, we expect the customers to resolve the issue with a resolution procedure that will be created over time based on common issues and the appropriate resolution. If the customers cannot resolve the issue, our property manager will step in and seek to resolve the issue. When it is time to move again, the service member will re-list the home as available on the VictoryBase mobile app and the process will start over.

[1]	The statistical information in the following bullet points is based upon information and statistics regarding military spouses compiled by the Syracuse University Institute for Veterans and Military Families, the White House, and/or the Unites States Chamber of Commerce Foundation.

Non-Correlated to the Regular Market Forces

Our niche model of providing homes primarily for military service members grants investors exposure to residential investment property indirectly supported by the United States federal government, which is required to maintain military forces. For instance, during a recession, a service member is less likely than a civilian counterpart to lose employment because the Department of Defense does not generally draw down the number of people in the Armed Forces during such times. As such, this stable level of employment for military members, which the civilian population may not enjoy, reduces our risk of non-payment. Military members will likely have greater job security regardless of economic conditions. Additionally, during poor economic times, the BAH rate generally increases and therefore increases the revenue we collect through the Base Agreements.

Flexibility of Asset Sales and Recapitalization

We are planning to develop our communities in separate but contiguous parcels to provide maximum flexibility within our assets during the tenure of ownership. By structuring our communities this way, we can continue to hold them and recapitalize them in conjunction with market dynamics, sell the homes individually to homebuyers, or sell the communities we build to investors in part or in whole. We can also acquire homes in a noncontiguous area based on current economics of a particular market.

Our Business and Growth Strategies

We are seeking to market our EquityBase Program as an alternative to home ownership or home rental models. The marketing for the EquityBase Program focuses on encouraging our customers to become investors and thus be stockholders in the Company by entering into subscription agreements. The investor then shares in the efficiency of operations and, over time, the potential appreciation in value of the VictoryBase Properties.

We believe we can achieve this objective with the following strategies:

•	Secure early-mover advantage and position us as a dominant EquityBase Program provider of VictoryBase Properties.

Historically, the single-family home rental market has been fragmented, comprised primarily of private and individual property investors in local markets. While some of the owners offered rent to own options, the ability to own an entire portfolio has not been common. Until recently, there have been no large-scale, national market owners/operators primarily due to the challenge of efficiently scaling the acquisition and management of many individual homes and none of these, to our knowledge, have an extensive ownership pathway. With an opportunity to acquire homes at attractive prices, we intend to leverage and market the EquityBase Program model to rapidly build an institutional quality, professionally managed business. We believe that being one of the first in our industry to offer the VictoryBase Properties on a large scale will provide us the “early-mover” advantage to continue aggregating a large, geographically diversified portfolio of high-quality VictoryBase Properties at prices that provide attractive potential yields and capital appreciation.

•	Employ a disciplined property acquisition process.

We are focused on acquiring VictoryBase Properties with a number of key property characteristics, including: (i) locations close to major military instillations; (ii) locations that provide quality school and educational opportunities for the our customers’ entire family; (iii) quality that exceeds current on-base housing options; (iv) affordable housing options that align with the government’s Basic Allowance for Housing (“BAH”) that is provided to U.S. service members; and (v) homes in “secondary” markets that meet the criteria outlined in (ii) and (iii) above and are located in growing communities with a perceived demand for our customers to also be investors in the Company. We plan to target areas with large military populations, well-regarded school districts and access to desirable lifestyle amenities. We believe that homes in these areas will attract customers that desire ownership pathways while retaining the ability to have low down payments and the ability to easily transfer to new locations. We plan to target areas where the military members move frequently and provide them with the option to move from one VictoryBase Property to another VictoryBase Property. We may alter the criteria above if we believe the acquisitions or alteration will benefit us. We will continue to refine our process to build and acquire high quality single-family homes and multi-family units.

•	Assemble a geographically diversified portfolio.

We plan to monitor and manage the diversification of our VictoryBase Properties in order to minimize risks associated with adverse developments affecting a particular market. We currently are focusing on acquiring single-family homes in selected sub-markets of metropolitan statistical areas within the United States, with an emphasis on achieving critical mass within each target markets near military instillations. We plan to continually evaluate potential new markets where we may invest and establish operations as opportunities emerge. We plan to select our markets based on a large military population, anticipated population growth and strong demand, providing for attractive potential yields and capital appreciation. In addition, if we are unable to gain desired critical mass within a market to operate efficiently, then we may pursue ways to exit those markets in a manner designed to maximize stockholder value.

•	Efficiently manage and operate properties.

We plan to encourage our customers to become investors because investors will be aligned with our goals to efficiently operate VictoryBase Properties. The lower our operating costs are, the more long-term value the investors will realize. We intend to (i) minimize home maintenance costs by requiring the home builder to provide warranties on the homes, where possible, and requiring our customers to perform routine preventive maintenance tasks, (ii) reduce labor costs associated with property management by electing our customers as on-site property management, and (iii) reduce realtor fees and other fees associated with turnover by requiring our customers to list, show, and ensure the transition from one of our customers to another is seamless. In addition to increased efficiency at the VictoryBase Properties, our corporate level management can centralize many functions, including management, accounting, legal, marketing and other services. These centralized services allow us to provide all markets with the benefits of these functions without the burden of those costs separately in every market. We also plan, in conjunction with our property management company, to seek to negotiate favorable terms on services and products with many of our contractors and vendors, including national contractors and vendors. Additionally, we may be able to negotiate reduced property taxes for homes occupied by active service members and service-disabled veterans. We believe our investments in technology to manage the properties will lead to efficiently managing a large number of relatively low-cost properties. Having our customers participate in managing the VictoryBase Properties will provide efficiency at each home and we will realize additional efficiency with significant economies of scale and standardize brand consistency.

•	Establish a nationally recognized brand.

Our goal is to be the first company that comes to mind when a person wants the flexibly of a rental home with the ability to participate in a portion of the value of home ownership. To our knowledge, there is no other option that is nationally marketed that offers the value and flexibility we plan to establish by marketing the EquityBase Program. We strive to establish “VictoryBase” and “EquityBase” as nationally recognized brands. We believe that establishing a brand well-known for quality, value and our customer satisfaction will help attract and retain customers with superior interest in creating more value for the entire EquityBase Program. We believe that creating brand awareness will facilitate the growth and success of our company.

•	Optimize capital structure.

We may use leverage to increase potential returns to our stockholders. Additionally, we may have the opportunity to issue and sell fair yield producing preferred membership interests of our VB Subsidiaries which might provide an attractive source of equity capital. We may also obtain capital through the use of unsecured credit facilities, the issuance of unsecured senior notes, and through asset-backed transactions. We may also participate in investment vehicles with third-party investors as an alternative source of equity to grow our business.

Our Business Activities

•        Property Acquisition. We are refining our acquisition processes with VBRE to deploy large amounts of capital across acquisition channels and in multiple markets. Our acquisition process begins with an analysis of housing markets. We intend to select target markets based on a large military population, anticipated population growth, and strong demand, providing for attractive potential yields and capital appreciation. If we are unable to gain desired critical mass within a market to operate efficiently, then we may pursue ways to exit those markets in a manner designed to maximize stockholder value. VBRE or its subsidiaries or affiliates plan to purchase properties or contract to acquire properties. VBRE will then make the properties available to Holdings, and Holdings will have the right to require VBRE to contribute the entities holding such properties or contractual rights to acquire such properties, valued at their respective fair market value, in exchange for Class A Units of Holdings. If VBRE contributes entities to Holdings, such entities will become VB Subsidiaries. VBRE will target a variety of acquisition channels, including broker sales and portfolio (bulk) sales, acquire “built for rent” properties through third party developers and develop properties through its internal construction teaming program.

•        Property Management. In collaboration, we plan to develop an extensive property management infrastructure, with modern systems, dedicated personnel, and local customers performing management functions.

•        Marketing and Base Agreements. We will establish Base Payment rates, marketing and signing of the Base Agreements (including screening prospective customers) and collecting and processing Base Payments. We will establish Base Payment rates centrally, using data-driven pricing models, supported by analysis from the local staff and BAH rates for each market. We plan to consider the following factors in establishing the Base Payment rates: (i) a competitive analysis of market rents, (ii) the size and age of the house, and (iii) qualitative factors, such as neighborhood characteristics and access to quality schools, transportation and services. We expect to advertise the available properties through multiple channels, including our website, online marketplaces, government housing offices, direct advertising to military members and other methods. We intend to show the VictoryBase Properties using technology driven “self-guided” showings and one-on-one showings with the current customer that is residing in the VictoryBase Property. We plan to permit prospective customers to submit an application through our website or mobile app. We plan to evaluate prospective customers in a standardized manner. Our application and evaluation process may include obtaining appropriate identification, their military record and rank (if applicable), an evaluation of credit and household income, a review of the applicant’s rental history, a review of the applicants Base Payment history, and a background check for criminal activity, among other possible screening criteria. We intend to create a ranking system based on the customer’s performance while residing in current and previous VictoryBase Properties. Although we plan to generally require a minimum household credit score and income to Base Payment ratio, we may take other factors into consideration during the evaluation process, including an emphasis on Base Payment history and previous ratings in other VictoryBase Properties. We plan to collect all of the Base Payments electronically via military allotments, Automated Clearing House transfer or direct debit to the customers’ checking account via a secure portal on our website or our mobile app. An auto-pay feature will be offered to facilitate Base Payments. Customers who do not pay the Base Payments by the late payment date (typically within five calendar days of the due date) will receive notification and are assessed a late fee. If the customer is a U.S. service member, our staff may coordinate with the U.S. service members Commanding Officer to arrange payment. Eviction will generally be a last resort, and the eviction process will be managed in compliance with local and state regulations. The eviction process will be documented through a property management system with all correspondence and documentation stored electronically.

•        Property Maintenance and Property Warranty. We will seek to negotiate extended warranty terms on newly constructed VictoryBase Properties. We expect such warranties will cover 100% of the home warranty and maintenance items for a minimum of the first year. Negotiations among us, VBRE and the home builder may establish warranty items beyond one year. Preventative maintenance is to be performed by our customers occupying the property and assisted/supervised by our onsite military spouse performing management duties. Examples of preventative maintenance include changing air filters and replacing smoke detector batteries. Reactive maintenance problems will be submitted to the corporate maintenance reporting platform. Our onsite military spouse performing management duties will also be informed. We will offer a 24/7 emergency line to handle after hours issues.

•        Information Technology Systems. We believe that effective information technology systems are essential components of our process. VBRE is making significant investments in our information technology systems. The systems will be designed to be scalable to accommodate continued growth. Our website will be fully integrated into our customer accounting and VictoryBase Property residence system. From the website, which will be accessible from mobile devices, and our mobile app, our prospective customers can browse properties, request additional information, and schedule a showing. We will engage a search engine optimization firm to seek to ensure we place high in search engine lists and will continue to monitor our placement on search engines. In addition, sponsored key words can be purchased in selected markets as needed.

•        Risk Management. We face various forms of risk in our business ranging from broad economic, housing market and interest rate risks, to more specific factors, such as credit risk related to our customers, base closures, acts of God and war, including without limitation those risk factors identified beginning on page 4 of this Offering Circular. We believe that the systems and processes developed by our executive team allow us to monitor, manage and ultimately navigate these risks.

•        Insurance. We plan to maintain property, liability and corporate level insurance coverage related to our business, including crime and fidelity, property management errors and omissions, trustees’ and officers’ errors and omissions, cyber liability, employment practice liability and workers’ compensation. We believe the policy specifications and insured limits under our insurance program will be appropriate and adequate for our business and properties given the relative risk of loss, the cost of the coverage and industry practice.

•        Competition. We face competition from different sources in each of our two primary activities: acquiring properties and securing customers that will live in our homes. Our primary competitors in acquiring portfolios include large and small private equity investors, public and private REITs, and other sizeable private institutional investors. These same competitors may also compete with us for customers. Competition may increase the prices for properties that we would like to purchase, reduce the amount of the Base Payment we may charge at our properties, reduce the occupancy of our portfolio and adversely impact our ability to achieve attractive yields. However, we believe that our acquisition platform, our property management infrastructure, and market knowledge in military markets that meet our selection criteria provide us with competitive advantages.

•        Regulation. VictoryBase Properties are subject to various covenants, laws and ordinances, and certain of our properties are also subject to the rules of the various homeowners’ associations where such properties are located. We believe that we will be in material compliance with such covenants, laws, ordinances and rules, and we also require that our customers agree to comply with such covenants, laws, ordinances and rules in their Base Agreement with us.

•        Fair Housing Act. The Fair Housing Act (“FHA”) and its state law counterparts, and the regulations promulgated by the U.S. Department of Housing and Urban Development (“HUD”) and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18), handicap or, in some states, financial capability. We believe that our properties are in substantial compliance with the FHA and other regulations.

•        Environmental Matters. As a current or prior owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances, and we could be liable to third parties as a result of environmental contamination or noncompliance at our properties, even if we no longer own such properties. See “Risk Factors—Risks Related to Our Business” Environmentally hazardous conditions may adversely affect our financial condition, cash flows and operating results.

VBRE’s Right to Exchange Class A Units of Holdings for our Class A Common Stock

VBRE, as the holder of Class A Units of Holdings, from time to time, may exchange all or a portion of its Class A Units in Holdings for newly issued shares of Class A Common Stock of the Company on a basis such that the indirect ownership of Holdings represented by such newly issued Class A common stock is equal to the reduction in direct percentage ownership of Holdings represented by the exchanged Class A Units.

Tax Receivable Agreement

Holdings will make the election under Internal Revenue Code Section 754 which will result in a special tax basis adjustment when Class A Units of Holdings are exchanged for shares of Class A Common Stock of the Company in a taxable transaction. The Company and VBRE have entered into a tax receivable agreement which will require us to pay to VBRE 85% of any tax benefits resulting from the Code Section 754 tax basis adjustment when and as realized by us.

Results of Operations; Liquidity and Capital Resources

We have only just begun conducting operations as of the date of this Offering Circular. The bulk of our activities since our inception has been activities relating to the acquisition of VictoryBase Properties and the development, management, and promotion of the EquityBase Program. Although VBRE has begun acquiring future VictoryBase Properties, such properties have not yet been conveyed to the Company or Holdings. We have only nominal assets at this time. Accordingly, there are currently few assets identified in our financial statements in this Offering Circular.

Plan of Operations

The Company only just begun receiving revenue from operations. To date, VBRE and/or its affiliates have advanced funds to assist the Company with our startup expenses. We anticipate that VBRE and/or its affiliates will continue to advance funds to the Company to meet our cash requirements in the short term. We anticipate using proceeds of the Offering to repay such advances and meet our operational cash requirements over the next twelve months. We expect the Company’s cash needs to be relatively modest because our corporate structure described above allows much of the risk associated with acquiring and developing properties to be borne by VBRE. The Company’s cash needs relate primarily to legal and accounting expenses and making monthly payments to Holdings under the Sub-Control Agreement described below. The Company will not incur monthly expenses under the Sub-Control Agreement unless and until it is ready to accept residents in the applicable VictoryBase Properties.

Most of the operational expenses of our enterprise as a whole, such as general and administrative expenses and expenses of operating the VictoryBase Properties, will be borne by Holdings and the VB Subsidiaries. As with the Company, we anticipate that over the short term VBRE and/or one of its affiliates will advance funds necessary to meet Holdings’ short term cash requirements. We anticipate that the Company will contribute a portion of the proceeds of the Offering to repay such advances and meet Holdings’ operational cash requirements over the next twelve months. Holdings will not incur monthly expenses under the Control Agreement unless and until the Company is ready to accept residents in the applicable VictoryBase Properties. VBRE plans to acquire and develop the VictoryBase Properties.

We consider a group of VictoryBase Properties to be “stabilized” when such properties have achieved an occupancy rate of at least 80% for a period of not less than 90 days, and at least 80% of the properties in the development in which such properties are located are complete or the residential home is deemed sufficiently complete to the point where it can be used for its intended purpose, Holdings plans to exercise its option to cause VBRE to contribute its membership interests of the applicable VB Subsidiary into Holdings. We anticipate that VictoryBase SC1, LLC will be the only VB Subsidiary contributed to Holdings the next 12 months. After property stabilization and contribution, the operating expenses such as the costs of running and maintaining the VictoryBase Properties, including insurance premiums, management fees, legal fees, community utilities, property taxes, repair costs, and trash fees will be funded by the monthly Base Payments of our customers. A substantial portion of such Base Payments will be used to pay the Company’s monthly control fees under the Sub-Control Agreements. Holdings, in turn, will use such monthly control fees to fund its control fees under the Control Agreements with the applicable VB Subsidiary.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Additional Company Matters

We have not filed for bankruptcy protection nor have we ever been involved in receivership or similar proceedings.

Legal Proceedings

We are not presently involved in any other legal proceedings material to our business or financial condition. We do not anticipate any material reclassification, merger, consolidation in the next 12 months. We expect to purchase or otherwise acquire a significant amount of assets outside of the ordinary course of business, specifically, additional VictoryBase Properties and/or VB Subsidiaries that will own VictoryBase Properties, in the next 12 months.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of June 29, 2021, we had no full-time employees who was not an executive officer of the Company.

Our directors and executive officers as of June 29, 2021 are as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Thomas Paquin	Chief Executive Officer, President, Secretary and Director	49	Since formation on August 13, 2020	N/A
John Sharkey	Chief Operating Officer	39	March 1, 2021	N/A

Name and Title(s) of each Director and Executive Officer

Thomas Paquin is our founder, Chief Executive Officer, President, Secretary and director. During the past five (5) years, Mr. Paquin has been the CEO of VictoryBase Corporation; President of VictoryBase RE, LLC; President and Managing Member of Victory Diesel, LLC, and its subsidiaries; and the Managing Member of Victory Aviation, LLC. Prior to his business career, Tom served as a US Marine Corps F/A-18 pilot and participated in combat operations around the world.

John Sharkey has been our Chief Operating Officer since March, 2021. From November 2019 through March, 2021, he was our Vice President of Operations and Vice President of VictoryBase RE, LLC. From 2016 through January 2020, Mr. Sharkey served as the Vice President of Operations for Devonwood Investors LLC, a private equity real estate developer focused on large-scale, mixed use projects in urban markets. Mr. Sharkey’s responsibilities at Devonwood Investors included financial analysis, due diligence, capital raising, and coordination of pre-development activities. Prior to joining Devonwood Investors, Mr. Sharkey represented institutional investors, family offices, and private capital real estate owners at CBRE. John Sharkey spent seven years as a US Army Aviation Office and Blackhawk helicopter pilot. He is a West Point graduate with an MBA from Cornell University.

Involvement in Certain Legal Proceedings

No executive officer, director, or significant employee or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth a summary of the annual compensation paid to the Company’s executive officers during 2020:

Name and Title	Cash Compensation	Other Compensation	Total Compensation
Thomas Paquin	$0 (1)	$0	$0
John Sharkey	$0 (1)	$0	$0
(1)

Although neither Mr. Paquin nor Mr. Sharkey has received any compensation from us as of the date of this Offering Circular, it is anticipated that Mr. Paquin and Mr. Sharkey will each be paid an annual salary of $500,000 per year once we determine that our financial position permits the payment of such compensation. Such salary does not accrue.

Employment Agreements

We do not have any employment agreements at this time.

Stock Incentive Plan

We currently have no stock incentive plan. In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided yet. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of one director. None of our directors is “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our bylaws limit the liability of our directors and officers to the maximum extent permitted by Delaware law. Our bylaws state that we shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at our request as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. We also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We have also entered into separate indemnification agreements with our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review our bylaws and our form of indemnification agreement, each of which are attached to this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of June 29, 2021. None of our officers or directors are selling stock in this Offering.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of our stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of our common stock. Percentage of beneficial ownership before the offering is based on (i) 25,000 Shares of our Class A common stock outstanding, and (ii) 1,000,000 shares of Class B Common Stock outstanding, in each case as of June 29, 2021.

Name and Position	Shares Beneficially Owned Prior to and After Offering	Percent of Class Prior to Offering

VictoryBase RE, LLC (1)	25,000 shares of Class A Common Stock; and	100%
	1,000,000 shares of Class B Common Stock	100%

TOTAL	25,000 shares of Class A Common Stock; and	100%
	1,000,000 shares of Class B Common Stock	100%

(1)	Thomas Paquin, our founder, Chief Executive Officer, President, Secretary and director is the trustee of the sole owner of VBRE and the sole manager of VBRE. Mr. Paquin may be deemed to be the beneficial owner of the shares held by VBRE by virtue of his position as the trustee of The Tom Paquin Irrevocable Trust, the sole owner of VBRE and the manager of VBRE.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As noted elsewhere in this Offering Circular, our management has direct or indirect interests in a number of our subsidiaries, affiliates, and parties with whom we currently have contractual relationships and/or expect to have contractual relationships in the future, including without limitation the following:

  Thomas Paquin, our founder, Chief Executive Officer, President, Secretary and director is the trustee of The Tom Paquin Irrevocable Trust, sole owner of VBRE, and is the manager of VBRE. VBRE has a number of contractual relationships with us as described elsewhere in this Offering Circular and as set forth below in this section.
  VBRE owns 25,000 shares of our Class A Common Stock and 1,000,000 shares of our Class B Common Stock.
  VBRE is the sole holder of Class A Units of Holdings.
  The Company may enter into a property management agreement with an affiliate of ours to pay for property management services at arms-length terms.
  The VB Subsidiaries has or will relinquish operational control of the VictoryBase Properties to Holdings. Likewise, Holdings will relinquish operational control of the VictoryBase Properties to the Company.
  It is anticipated that from time to time VBRE and/or one or more of its subsidiaries or affiliates will contribute to Holdings residential real property, contractual rights to acquire real property, and/or entities holding such properties or contractual rights. Such contributions will be valued at their fair market value as determined by (or based upon a valuation method established by) us and VBRE at the time of such contribution. Such valuation may be greater than VBRE’s out-of-pocket costs to acquire such properties, contractual rights, and/or entities. We plan to value our assets (other than liquid non-real estate assets and securities, including cash and cash equivalents, or “liquid assets”) at their cost for approximately the first six months following acquisition. After the first six months from acquisition, we plan to value such assets using information believed by us to be accurate and appropriate. There is no industry standard valuation method, making it possible for other analysts to arrive at different valuations. Our valuation methodology will not audited and may not reflect our fair market value if we were to list our common stock (or other assets) on a national exchange (or similar trading platform). Our asset valuations and calculations are subject to good faith assumptions and estimates determined by our management. As a result, our asset valuations may not accurately reflect the price we would achieve by liquidating our entire portfolio.
  Under the terms of the Company’s certificate of incorporation and Holdings’ limited liability company agreement, VBRE has the right to exchange its Class A Units of Holdings for shares of Class A Common Stock of the Company. Copies of our certificate of incorporation and Holdings’ limited liability company agreement are attached as exhibits to this Offering Circular.
  The Company and VBRE have entered into a tax receivable agreement pursuant to which if the Company enjoys a tax benefit as a result of VBRE’s exchange of Class A Units of Holdings for shares of Class A Common Stock of the Company, then the Company will share 85% of the amount of such tax benefit with VBRE.
  The Company has agreed to enter into indemnification agreements with each of our directors. Currently, Thomas Paquin is our only director. A copy of the form of indemnification agreement is attached as an exhibit to this Offering Circular.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor, or the DOL, under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in our common stock (or, in the case of a participant-directed defined contribution plan, or a Participant-Directed Plan, making our common shares available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In determining whether an investment in our common stock (or making shares of our common stock available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of shares of our common stock, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that we plan to invest our assets and conduct our operations in accordance with the business plan described in this offering circular, and that neither we nor any of our affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in our common stock by the ERISA Plan (or making such shares available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in our common stock is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts, or IRAs and non-ERISA Keogh plans, or collectively with ERISA Plans, Plans, and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.

A Plan that proposes to invest in our common stock (or to make shares of our common stock available for investment under a Participant-Directed Plan) may already maintain a relationship with us or one or more of our affiliates, as a result of which we or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if we or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in our common stock should consult with their counsel to determine whether an investment in our common stock would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.

If our assets were considered to be assets of a Plan (“Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the Company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.

The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

●	in securities issued by an investment company registered under the Investment Company Act;
●	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;
●	in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or
●	in which equity participation by “benefit plan investors” is not significant.

The shares of common stock will constitute an “equity interest” for purposes of the Plan Assets Regulation, and the shares of common stock may not constitute “publicly offered securities” for purposes of the Plan Assets Regulation. In addition, the shares will not be issued by a registered investment company.

The 25% Limit.

Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded. We intend to rely on this aspect of the Plan Assets Regulation.

Operating Companies.

Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company, or REOC, or a venture capital operating company, or VCOC. An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments,” and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights.

If the 25% Limit is exceeded, we may try to operate in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction.

Prospective investors that are subject to the provisions of Title I of ERISA or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA or Code Section 4975 relevant to an investment in our common stock.

As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with our company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with our company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.

Shares sold by us may be purchased or owned by investors who are investing Plan assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in our company is appropriate for, and permissible under, the terms of the Plan’s governing documents.

Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our common stock.

SECURITIES BEING OFFERED

We are offering Shares of our Class A Common Stock. Except as otherwise required by law, our certificate of incorporation or bylaws, each stockholder shall be entitled to one vote for each Share held by such stockholder on the record date of any vote of our stockholders. However, our Class A Common Stock generally votes together with our Class B Common Stock. VBRE, as the holder of 1,000,000 shares of our Class B Common Stock, has the right to place 1,000,000 votes per share of Class B Common Stock held by VBRE. The Shares of our Class A Common Stock, when issued, will be fully paid and non-assessable.

It is anticipated that at least for the next 12 months the majority of our voting power will be held by our management through Thomas Paquin, as the manager of VBRE and as trustee of The Tom Paquin Irrevocable Trust, the sole owner of VBRE. VBRE is the owner of 1,000,000 shares of our Class B Common Stock (each of which is entitled to 1,000,000 votes per share) and 25,000 shares of our Class A Common Stock. Accordingly, the holders of Shares of our Class A Common Stock issued pursuant to this Offering Circular should not expect to be able to influence any decisions by our management through the voting power of such Class A Common Stock.

Our Class B Common Stock may only be held by holders of Class A Units of Holdings or shares of our Class A Common Stock. Shares of our Class B Common Stock will be cancelled upon being transferred to any person not holding Class A Common Stock our Class A Units of Holdings.

We do not expect to create any additional classes of our common stock during the next 12 months, but we are not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of our common stock.

We do not expect to declare dividends for holders of our common stock in the foreseeable future. Dividends will be declared, if at all (and subject to rights of holders of additional classes of securities, if any), in the discretion of our Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of our capital stock, subject to the provisions of law, our bylaws and our certificate of incorporation. Before payment of any dividend, there may be set aside out of any of our funds available for dividends such sums as our Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any of our property, for redemption of our Shares under our share redemption program, or for such other purposes as our Board of Directors shall deem in our best interests.

There is no minimum subscription that will be accepted from an investor.

A subscription for Shares in this Offering may be made only by entering into a subscription agreement with us (electronically or in writing). The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until we accept or reject the offer, whichever occurs first.

We reserve the unqualified discretionary right to reject any subscription for Shares, in whole or in part. Our acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

There are no liquidation rights, preemptive rights, redemption provisions, sinking fund provisions, impacts on classification of the Board of Directors where cumulative voting is permitted or required related to our common stock, provisions discriminating against any existing or prospective holder of our common stock as a result of such stockholder owning a substantial amount of securities, or rights of stockholders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class defined in any corporate document as of the date of filing (it being understood that our Class A Common Stock and Class B Common Stock will generally vote together as a single class). Holders of membership interests of VictoryBase Holdings LLC have the right to convert such interests into shares of our Class A Common Stock as detailed above in this Offering Circular. Our common stock will not be subject to further calls or assessment by us. There are no restrictions on alienability of our common stock in the corporate documents other than those disclosed in this Offering Circular. At this time, we have not engaged a third party to serve as the transfer agent and registrant for the Shares. For additional information regarding the Shares, please review our bylaws, which are attached to this Offering Circular.

Exclusive Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Despite the fact that our certificate of incorporation provides for this exclusive forum provision to be applicable, Section 27 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of our certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Securities Act, Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Jury Trial Waiver

The subscription agreement provides that each party to the subscription agreement waives the right to a jury trial of any claim they may have against the other arising out of or relating to the subscription agreement. If we were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. You will be subject to these provisions of the subscription agreement to the extent permitted by applicable law. The waiver of the right to a jury trial contained in the subscription agreement is not intended to be deemed a waiver by you of the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Arbitration

If you enter into a subscription agreement with us, you (but not any successors of yours with respect to any secondary trading of the Shares) have agreed that any claim or dispute arising from the relationship created by the subscription agreement, including any claims under the U.S. federal securities laws and claims not in connection with this offering, will be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Delaware, we believe that the arbitration provision in the subscription agreement is enforceable under federal law and the laws of the State of Delaware. Although you will be subject to the arbitration provisions of the subscription agreement, the arbitration provisions do not preclude you from pursuing claims under the U.S. federal securities laws in federal courts. The arbitration provision of the subscription agreement is not intended to be deemed a waiver by you of the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Fee-Shifting

Our subscription agreements include a provision that provides that if the Company is a prevailing party in any legal proceeding brought by you as a result of a dispute under such agreement, the Company will be entitled to recover from you all costs of the proceeding and reasonable attorney fees, unless otherwise specifically prohibited by statute. The fee-shifting provision of the subscription agreements are not intended to be deemed a waiver by you of the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

DISQUALIFYING EVENTS DISCLOSURE

Regulation A promulgated under the Securities Act prohibits an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. We are required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. We believe that we have exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons, and we are aware of the no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which we are not aware, and (b) the SEC, a court, or other finder of fact may determine that the steps that we have taken to conduct our inquiry were inadequate and did not constitute reasonable care. If such a finding were made, we may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register this Offering of our Class A Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in this Offering.

INVESTOR ELIGIBILITY STANDARDS

The Shares will be sold only to a person who certifies that (i) such person is an accredited investor, or (ii) the aggregate annual purchases by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

You must represent in writing that you meet the applicable requirements set forth above and in your subscription agreement.

Financial Statements and Report of
Independent Certified Public Accountants

VictoryBase Corporation

December 31, 2020

VictoryBase Corporation
Table of Contents

Independent Auditor’s Report	53
Balance Sheet	54
Statement of Operations	55
Statement of Stockholder’s Deficit	56
Statement of Cash Flows	57
Notes to Financial Statements	58-61

Independent Auditor’s Report

Board of Directors and Stockholder

VictoryBase Corporation

Report on the Financial Statements

We have audited the accompanying financial statements VictoryBase Corporation (the “Company”) which comprise the balance sheet as of December 31, 2020 and the related statements of operations, cash flows and stockholder’s deficit from August 13, 2020 (inception) through December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VictoryBase Corporation as of December 31, 2020, and the results of its operations, cash flows and stockholder’s deficit from August 13, 2020 (inception) through December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ McNamara and Associates, PLLC

Tampa, Florida

March 12, 2021

 VICTORYBASE CORPORATION

Balance Sheet

December 31, 2020

ASSETS
Current Assets
Cash	$2,000
Prepaid Equity Transaction Costs	85,364
Total Current Assets	87,364

TOTAL ASSETS	$87,364

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities
Related Party Payables	$229,601
Total Current Liabilities	229,601

TOTAL LIABILITIES	229,601

Stockholder's Deficit
Class A common stock, $0.001 par, 10,000,000 authorized,
1,000,000 issued and outstanding as of December 31, 2020	1,000
Class B common stock, $0.001 par, 1,000,000 authorized, issued and
outstanding as of December 31, 2020	1,000
Additional paid in capital
Accumulated deficit	(144,238)
TOTAL STOCKHOLDER'S DEFICIT	(142,238)

TOTAL LIABILITIES AND
STOCKHOLDER'S DEFICIT	$87,364

The accompanying notes are an integral part of this financial statement.

VICTORYBASE CORPORATION

Statement of Operations

FOR AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

REVENUE
Total revenue	$—

EXPENSES
Total operating expenses	144,238

LOSS FROM OPERATIONS	(144,238)

OTHER INCOME (EXPENSES)	—

NET LOSS	$(144,238)

The accompanying notes are an integral part of this financial statement.

VICTORYBASE CORPORATION

Statement of Stockholder’s Deficit

FOR AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class A Common		Class B Common		Additional Paid	Accumulated
	Stock	Value	Stock	Value	In Capital	Deficit	Total

August 13, 2020	—	$—	—	$—	$—	$—	$—

Issuance of founders shares	1,000,000	1,000	1,000,000	1,000	—	—	2,000

Contribution from shareholder	—	—	—	—	—	—	—

Net income (loss)	—	—	—	—	—	(144,238)	(144,238)

December 31, 2020	1,000,000	$1,000	1,000,000	$1,000	$—	$(144,238)	$(142,238)

The accompanying notes are an integral part of this financial statement.

VICTORYBASE CORPORATION

Statement of Cash Flows

FOR AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(144,238)
Adjustments to reconcile net income (loss)
to net cash provided by (used in)
operating activities:

Net cash provided by operating activities	(144,238)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from shareholder	2,000
Related party payables	229,601
Prepaid equity transaction costs	(85,364)
Net cash provided by financing activities	146,238

NET INCREASE IN CASH	2,000

Cash at beginning of year	—
Cash at end of year	$2,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$—
Cash paid during year for income taxes	$—

The accompanying notes are an integral part of this financial statement.

VictoryBase Corporation

Notes to Financial Statements

December 31, 2020

Note A – Nature of Business and Organization

VictoryBase Corporation (“the Company”) was incorporated in August 2020 in the State of Delaware. Headquartered in Southlake, Texas. The Company plans to provide the opportunity to invest in a portfolio of residential real estate assets to investors who have, until recently, had limited access to these types of investments.

As of December 31, 2020, the Company has not begun operations.

Note B – Significant Accounting Policies

Basis of Presentation

The accompanying financial statements include the accounts of the Company prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company adopted the income tax standard for uncertain tax positions. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2020. The Company’s 2020 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

VictoryBase Corporation

Notes to Financial Statements

December 31, 2020

Note B – Significant Accounting Policies (continued)

Organizational, Equity Transaction and Related Costs

Organization and equity transaction costs of the Company are initially being paid by the Company or their affiliates on behalf of the Company. These organization and equity transaction costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, Internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company anticipates that, pursuant to the Company’s Articles of Incorporation (the “Articles of Incorporation”) dated August 13, 2020, and the Amendment and Restatement thereof on December 21, 2020, the Company will be obligated to reimburse the Company, or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company.

The Company may make reimbursement payments in one or more installments.

As of December 31, 2020, the Company has incurred organization and equity transaction costs of approximately $230,000 on behalf of the Company. These costs are recorded in related party payables in the accompanying balance sheet as of December 31, 2020. The Company is confident that the equity offering will close in fiscal 2021 and has recorded prepaid equity transaction related costs of approximately $85,000.

Recent Accounting Pronouncements

The Company has reviewed all the recent accounting pronouncements issued to date of the issuance of these financial statements, and does not believe any of these pronouncements will have a material impact on the Company’s financial statements.

Note C – Related Party Transactions

The Company has a related party payable to its majority shareholder for approximately $230,000 as described in Note B.

Note D – Stockholder’s Equity

Common Stock

As of December 31, 2020, the total number of shares of all classes of stock that the Corporation is authorized to issue is Eleven Million (11,000,000), consisting of:

1.       Ten Million (10,000,000) shares of Class A common stock, with a par value of $0.001 per share (the “Class A Common Stock”); and

2.       One Million (1,000,000) shares of Class B common stock, with a par value of $0.001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

Each share of Class A Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

Each share of Class B Common Stock shall entitle the record holder thereof to one million (1,000,000) votes on all matters on which stockholders generally are entitled to vote.

Except as otherwise required in the Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation.

VictoryBase Corporation

Notes to Financial Statements

December 31, 2020

Note D – Stockholder’s Equity (continued)

Common Stock (continued)

The Class A Common Stock, as a class, holds 100% of the economic interests of the Company. The Class B Common Stock, as a class, holds virtually all of the voting interest in the Company. The Company sold 1,000,000 Class A Common Stock to Victory Base RE, LLC (“VBRE”) for $1,000 and has sold 1,000,000 shares of Class B Common Stock, non-economic super voting (1,000,000 votes per share) shares to VBRE for $1,000 during the period from inception to December 31, 2020.

Note E – Income Taxes

2020
Income tax provision (benefit) at statutory rate of 21%	$(30,290)
State taxes at 0%, net of federal benefit	(0)
Nondeductible items	0
Subtotal	(30,290)
Change in valuation allowance	30,290
Income Tax Expense	$—

Net deferred tax assets and liabilities were comprised of the following:
Net Operating Losses	$30,290
Valuation allowance	(30,290)
Deferred tax asset, net	$—

As of December 31, 2020, the Company has estimated tax net operating loss carryforwards of approximately $144,000 which can be carried forward indefinitely.   Utilization of these losses may be limited in accordance with IRC Section 382 in the event of certain ownership shifts.

Note F – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

VictoryBase Corporation

Notes to Financial Statements

December 31, 2020

Note F – Commitments and Contingencies (continued)

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Company is not currently measurable. Due to the level of risk this virus has had on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financials. Management has not been able to measure the potential financial impact on the Company but will review commercial and federal financing options should the need arise.

Note F – Subsequent Events

Management has assessed subsequent events through March 12, 2021 the date on which the financial statements were available to be issued.

Item 16. Exhibits

INDEX TO EXHIBITS

Description	Item	Exhibit
Certificate of Incorporation (1)	Item 17.2	2.1
Bylaws (1)	Item 17.2	2.2
Instruments defining rights of securityholders:	Item 17.4
Subscription Agreement (4)		4.1
Material Contracts	Item 17.6
Tax Receivable Agreement (1)		6.1
LLC Agreement of VictoryBase Holdings, LLC (1)		6.2
Form of Indemnification Agreement (1)		6.3
Form of Master Control and Contribution Agreement (4)		6.4
Form of Sub-Control Agreement (4)		6.5
Share Redemption Program (4)		6.6
Consents
Consent of McNamara & Associates, PLLC (3)	Item 17.11	11.1
Consent of Cantey Hanger LLP (included in Exhibit 12.1)		11.2
Legal Opinion of Cantey Hanger LLP (2)	Item 17.12	12.1

(1)	Previously filed as exhibit to draft offering statement filed January 27, 2021.
(2)	Previously filed as exhibit to draft offering statement filed March 29, 2021.
(3)	Previously filed as exhibit to draft offering statement filed April 26, 2021.
(4)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, Texas, on June 29, 2021.

VICTORYBASE CORPORATION

By: /s/ Thomas Paquin

Thomas Paquin

Chief Executive Officer

Principal Executive Officer

Principal Financial Officer

Principal Accounting Officer

Sole Director

June 29, 2021.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas Paquin

Thomas Paquin

Chief Executive Officer

Principal Executive Officer

Principal Financial Officer

Principal Accounting Officer

Sole Director

June 29, 2021.

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

/s/ Thomas Paquin

Thomas Paquin

Chief Executive Officer

Principal Executive Officer

Principal Financial Officer

Principal Accounting Officer

Sole Director

June 29, 2021.